Exhibit 2.5

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
dated as of August 1, 2013
by and among
Post Holdings, Inc.
(“Parent”),
Post Acquisition Sub II, Inc.
(“Merger Sub”)
Premier Nutrition Corporation
(the “Company”)
and
Kristopher Wood
(the “Equityholders’ Representative”)

i

EXHIBITS

Exhibit A	–	Form of Merger Certificate
Exhibit B	–	Form of Escrow Agreement
Exhibit C	–	Form of Letter of Transmittal
Exhibit D	–	Liquidation Preferences and Escrow Amounts
Exhibit E	–	Certain Matters Escrow Amount

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 1, 2013 by and among Post Holdings, Inc., a Missouri corporation (“Parent”), Post Acquisition Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Premier Nutrition Corporation, a Delaware corporation (the “Company”), and Kristopher Wood, as the Equityholders’ Representative.
RECITALS
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”), and each share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock, each with a par value $0.0001 per share of the Company (collectively the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;
WHEREAS, immediately following the execution and delivery of this Agreement, the board of directors of the Company shall present this Agreement for adoption by the stockholders of the Company in the manner and pursuant to the terms set forth herein;
WHEREAS, concurrently with the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger; and
WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Action” means any public or private claim, action, suit, proceeding or arbitral or judicial action or any governmental inquiry, examination, audit, criminal prosecution or other investigation.
“Adjusted Liquidation Preference” means, as to a share of a particular series of Company Preferred Stock, the amount per share set forth in Exhibit D.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; provided, however, that, for purposes of the definition of Equityholder Indemnitees, from and after the Effective Time neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of an Equityholder or the Equityholders’ Representative.
“Aggregate Adjusted Preferred Stock Liquidation Preference” means the amount set forth in Exhibit D as such.
“Bonus Plans” means (i) the Company’s Amended and Restated 2012 Transaction Bonus Plan (participants therein are referred to as the “TBP Participants”), (ii) the Company’s 2013 Special Bonus Plan (participants therein are referred to as the “SBP Participants”), (iii) the “Premier Bonus” program for David Ritterbush as described in the letters dated January 26, 2012 and April 25, 2013, and (iv) all other bonus plans or arrangements with current or former employees, officers, directors, or other service providers of the Company or its Subsidiaries other than the Company’s 2013 EBITDA bonus program.

“Business” means the business and operations of the Company and its Subsidiaries, as conducted as of the date of this Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California.
“Change in Control Payments” means (i) the aggregate amount of all payments to be due under the Bonus Plans (including any portion thereof paid into the General Escrow Account and the Certain Matters Escrow Account for the benefit of the TBP Participants and SBP Participants) resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or under the other Transaction Documents; (ii) the aggregate amount of all other change of control, commission, bonus, retention, termination, severance and similar payments that are payable directly or indirectly by the Company or any of its Subsidiaries to any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or under the other Transaction Documents (including those listed in Section 3.19(b) of the Company Disclosure Schedule); and (iii) in all instances the aggregate amount of the employer portion of any payroll Taxes attributable to any such Change in Control Payments.
“Closing Date Allocation Schedule” means a schedule, prepared by the Company and the Equityholders’ Representative and dated as of the Closing Date, setting forth, for each Equityholder: (i) such Equityholder’s name and address; (ii) the number of shares of Company Common Stock held by such Equityholder immediately prior to the Closing Date; (iii) the number of shares of Company Common Stock subject to Company Options that are In the Money Options held by such Equityholder immediately prior to the Closing Date; (iv) the number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock held by such Equityholder immediately prior to the Closing Date; (v) the portion of the Purchase Price-To Owners at Closing to be paid to such Equityholder at the Closing pursuant hereto; (vi) such Equityholder’s pro rata share of the amounts to be held in the General Escrow Account and Certain Matters Escrow Account; (vii) such Equityholder’s election to receive such payment by check or by wire transfer; and (viii) for Equityholders electing to receive payment by check, delivery instructions for such check, or for Equityholders electing to receive payment by wire transfer, wire transfer instructions for such wire transfer. Such schedule will also include for each TBP Participant and each SBP Participant: (i) such Person’s name and address; (ii) such Person’s pro rata share of the amounts to be held in the General Escrow Account and Certain Matters Escrow Account; (iii) such Person’s election to receive such payment by check or by wire transfer; and (iv) for Persons electing to receive payment by check, delivery instructions for such check, or for Persons electing to receive payment by wire transfer, wire transfer instructions for such wire transfer. The Closing Date Allocation Schedule shall include any interim updates made in accordance with Section 6.6.

“Closing Date Balance Sheet” means a consolidated unaudited balance sheet of the Company as of 11:59 p.m. Pacific Time on the day prior to the Closing Date (without giving effect to the transactions contemplated by this Agreement), prepared in accordance with GAAP, consistently applied, (except that such consolidated unaudited balance sheet may not contain all of the notes required by GAAP), and prepared applying the same accounting principles and methodologies used to prepare the Current Balance Sheet and applying the past practices of the Company (and where GAAP provides for a range of alternatives such past practices shall govern).
“Closing Date Net Working Capital” means (i) Current Assets less (ii) Current Liabilities, as of 11:59 p.m. Pacific Time on the day prior to the Closing Date (without giving effect to the transactions contemplated by this Agreement except as expressly provided in the definitions of Current Assets or Current Liabilities). Whether or not the date as of which Closing Date Net Working Capital is required to be calculated coincides with a fiscal quarter-end of the Company on a consolidated basis, the parties shall use customary fiscal quarter-end closing procedures for the preparation thereof, including procedures with respect to accounts and adjustments.
“Code” means the Internal Revenue Code of 1986, as amended, and the provisions of any successor law thereto.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Employee” means each employee of the Company or a Subsidiary of the Company.
“Company Option Plan” means the Joint Juice, Inc. 2010 Equity Incentive Plan, as amended to date, and the Joint Juice, Inc. 2000 Stock Option Plan, as amended to date.
“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock granted pursuant to the Company Option Plan or pursuant to individual stock option agreements, together with any additional warrant, convertible security, exchangeable security, subscription right, conversion right or privilege, exchange right, or other right, agreement, arrangement, commitment, obligation or Contract that could require the Company to issue any of its capital stock or other equity interests.
“Company Transaction Expenses” means (i) the ML Payment Amount; (ii) other fees and disbursements payable to legal counsel, accountants or other advisors or representatives of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (iii) the premium for the liability insurance policy to be purchased by the Company pursuant to Section 6.8(b); (iv) any Transfer Taxes payable pursuant to Section 6.10(e); (v) any Escrow Agent fees payable by the Equityholders pursuant to Section 2.7(g); and (vi) all other miscellaneous expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement or as set forth herein; provided, however, that the foregoing clauses (ii) and (vi) shall not include (A) any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including without limitation, the advisory fee payable to Credit Suisse Securities (USA) LLC and the fees and expenses of Parent’s attorneys, accountants and other advisors, or (B) any Change in Control Payments.

“Confidentiality Agreement” means the confidentiality agreement between the Company and Parent dated as of April 22, 2013.
“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, license agreement, conditional sales contract, mortgage or other arrangement, whether written or oral, including the Real Property Leases.
“Copyrights” shall mean any and all copyrights and copyright applications registered or filed with any Governmental Authority.
“Covered Employee” means any officer or employee of the Company or any of its Subsidiaries whose duties relate primarily to the operation of the Business and who is actively employed by the Company or such Subsidiary as of the date of this Agreement.
“Current Assets” means the Company’s total current assets as of 11:59 p.m. Pacific Time on the day prior to the Closing Date (other than current deferred Tax assets that reflect timing differences between book and tax accounting), determined in accordance with GAAP, consistently applied, and applying the same accounting principles and methodologies used to prepare the Current Balance Sheet.
“Current Liabilities” means the Company’s total current Liabilities as of 11:59 p.m. Pacific Time on the day prior to the Closing Date (other than current deferred Tax Liabilities that reflect timing differences between book and tax accounting), determined in accordance with GAAP, consistently applied, and applying the same accounting principles and methodologies used to prepare the Current Balance Sheet; provided, however, when computing Current Liabilities, the following adjustments shall be made: (i) Current Liabilities shall include any Unpaid Company Transaction Expenses to the extent not already included as a Current Liability; (ii) Current Liabilities shall not include Change of Control Payments; (iii) Current Liabilities shall not include any portion of the Indebtedness Payment; (iv) Current Liabilities shall include any penalties or interest for any Tax Returns not filed timely; and (v) Current Liabilities shall include a pro-rata amount of 100% of the target annual bonus payable to employees of the Company or any of its Subsidiaries under the Company’s 2013 EBITDA bonus program based on the number of days elapsed in 2013 prior to the Closing Date divided by 365.
“Damages” means any liabilities, losses, damages, penalties, judgments, interest, amounts paid in settlement, fines, payment obligations, awards, assessments, costs or expenses (including costs of investigation and reasonable attorneys’ fees and expenses), but excluding (except to the extent paid to the relevant third party or third parties as part of any award, settlement, or judgment or other payment in connection with a Third-Party Claim): (i) any special, indirect, consequential, exemplary and punitive damages; and (ii) any damages associated with any lost profits or lost opportunities (including loss of future revenue, income or profits, diminution of value or loss of business reputation).
“Debt” means (a) the amount (including outstanding principal and accrued interest and all fees and other amounts (including prepayment fees and legal fees and other expenses payable to the relevant lender)) of all outstanding indebtedness of the Company and its Subsidiaries as of the Closing under (i) that certain Credit Agreement with Bank of America, N.A.; and (ii) those certain promissory notes in an aggregate original principal amount of $10,000,000 issued in connection with the purchase of substantially all of the assets of Premier Nutrition, Inc. by the Company; (b) the amount of (iii) all other obligations or indebtedness of the Company or any of its Subsidiaries for borrowed money; (iv) all other obligations or indebtedness of the Company or any of its Subsidiaries evidenced by notes, bonds, indentures or other similar instruments; (v) all obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property or services, other than ordinary trade payables; (vi) all obligations of the Company or any of its Subsidiaries as a lessee under any lease of property (real or personal) which must be capitalized by such lessee under GAAP; (vii) all obligations or liabilities of others to the extent secured by an Encumbrance on any asset owned by the Company or any of its Subsidiaries, whether or not such obligation or liability is assumed by the Company or any of its Subsidiaries; and (viii) all direct or indirect guaranties of the Company or any of its Subsidiaries of any debt or Liability of another Person, including any prepayment or break fee amounts then due and payable; and (c) all amounts payable by the Company or any of the Subsidiaries under any management agreement or any other

Contract between the Company or a Subsidiary, on the one hand, and any Affiliate (by reason of share ownership) of the Company (other than a Subsidiary), on the other hand. Debt will be calculated without any double-counting of any item.
“DGCL” means the General Corporation Law of the State of Delaware.
“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other plan, policy, program, agreement, understanding and arrangement (whether written or oral) providing compensation or other benefits, including all severance, termination, incentive, bonus, deferred compensation, retirement, pension, savings, profit sharing, retention, change in control, sick pay, leave, vacation, holiday, cafeteria, medical, disability, life, accident, fringe benefit, health, welfare, stock-based and other compensation and benefit plans, policies, programs, agreements, understandings or arrangements.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other similar encumbrance.
“Environmental Law” means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), hazardous waste, solid waste, or any other environmental matter as in effect as of the date of this Agreement.
“Equityholder” means any holder of Company Capital Stock or Company Options that is entitled to receive the applicable payments under Sections 2.6(b) or (c), and that has not perfected its appraisal rights pursuant to Section 2.10.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means (a) any corporation which at, or at any time before, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or any predecessor of the Company, (b) any partnership, trade or business (whether or not incorporated) which at, or at any time before, the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with the Company and (c) any entity, which at, or at any time before, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company or any predecessor of the Company, any corporation described in clause (a) or any partnership, trade or business described in clause (b).

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“Fully Diluted Shares” means, as of immediately prior to the Closing, the sum of (x) the number of outstanding shares of Company Common Stock; and (y) the number of shares of Company Common Stock issuable upon exercise of the then outstanding Company Options that are In the Money Options. For clarity, Fully Diluted Shares does not include shares of Company Preferred Stock that are not converted into shares of Common Stock effective as of the Closing, nor the shares of Company Common Stock that would be issuable upon conversion of same.
“Future Payment Allocation Schedule” means a schedule, to the extent required, prepared by the Equityholders’ Representative with respect to the applicable Future Payment Amount setting forth, for each Equityholder: (i) such Equityholder’s name and address; (ii) the number of shares of Company Common Stock held by such Equityholder immediately prior to the Closing Date; (iii) the number of shares of Company Common Stock subject to Company Options that are In the Money Options held by such Equityholder immediately prior to the Closing Date; (iv) the number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock Preferred Stock held by such Equityholder immediately prior to the Closing Date; (v) the portion of such Future Payment Amount to be paid to such Equityholder pursuant to the terms and conditions of this Agreement; (vi) such Equityholder’s election to receive such payment by check or by wire transfer; and (vii) for Equityholders electing to receive payment by check, delivery instructions for such check, or for Equityholders electing to receive payment by wire transfer, wire transfer instructions for such wire transfer. Such schedule will also include for each TBP Participant and each SBP Participant: (i) such Person’s name and address; (ii) the portion of such Future Payment Amount to be paid to such Person; (iii) such Person’s election to receive such payment by check or by wire transfer; and (iv) for Persons electing to receive payment by check, delivery instructions for such check, or for Persons electing to receive payment by wire transfer, wire transfer instructions for such wire transfer.
“Future Payment Amounts” means each of (i) amounts required to be released to the Equityholders, TBP Participants and SBP Participants from the General Escrow Account, if any; (ii) amounts required to be released to the Equityholders, TBP Participants and SBP Participants from the Certain Matters Escrow Account, if any; and (iii) the right of the Equityholders to receive the Net Working Capital Excess Amount, if any.
“GAAP” means generally accepted accounting principles in the United States, as in effect at an applicable time, consistently applied.
“Governmental Authority” means any government, any governmental entity, quasi-governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.
“Governmental Order” means any order, writ, judgment, injunction, determination, award, pronouncement or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction (whether preliminary or final).
“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law, including any hazardous waste.
“Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, investigation, removal, remediation, release, exposure of others to, or distribution of any Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Indebtedness Payment” means the amount required to pay in full all Debt.
“Initial Allocation Schedule” means a schedule, to be prepared by the Company and delivered to Parent no later than seven (7) days after the date of this Agreement, setting forth, for each Equityholder as of the date of this Agreement: (i) such Equityholder’s name and address; (ii) the number of shares of Company Common Stock held by such Equityholder; (iii) the number of shares of Company Common Stock subject to Company Options that are In the Money Options held by such Equityholder (and the exercise price thereof); (iv) the number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock held by such Equityholder; (v) the estimated portion of the Purchase Price-To Owners at Closing to be paid to such Equityholder at the Closing pursuant to the terms and conditions of this Agreement; and (vi) such Equityholder’s pro rata share of the amounts to be held in the General Escrow Account and Certain Matters Escrow Account. Such schedule will also include for each TBP Participant and each SBP Participant: (i) such Person’s name and address; and (ii) such Person’s pro rata share of the amounts to be held in the General Escrow Account and Certain Matters Escrow Account.
“Intellectual Property” means (i) all Trademarks and domain names including the goodwill attaching to such Trademarks, whether registered or unregistered, and domain names; (ii) all trade names, corporate names, brand names, brands and slogans; (iii) all inventions, Patents, discoveries, industrial designs, discoveries, industrial designs and patent rights (including all reissues, divisions, continuations and extensions of any Patent); (iv) all Copyrights, copyrighted works (and all future income from such Copyright) including computer software (whether in source code, object code or otherwise) and computer software programs and firmware; (v) all rights and interests in and to designs, know-how, Trade Secrets, manufacturing, engineering and other drawings and manuals, technology, research and development reports, technical information, market studies, and similar materials recording or evidencing expertise, proprietary prospect lists, customer lists and analyses; (vi) all other intellectual and industrial property rights throughout the world; and (vii) all rights to damages and profits by reason of the infringement of any of the Intellectual Property listed above in items (i) to (vi).
“In the Money Option” means a Company Option whose per share Option Exercise Price is less than the sum of the Per Share Purchase Price to Common at Closing Amount and the portion of the General Escrow Amount and Certain Matters Escrow Amount attributable to one share of Company Common Stock as set forth in Exhibit D.
“IRS” means the United States Internal Revenue Service, and any successor agency thereto.
“Knowledge of the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company or its Subsidiaries, the actual knowledge of David Ritterbush, Chief Executive Officer and David Cooper, Chief Financial Officer, and the actual knowledge that such individuals would have had after reasonable inquiry.
“Law” means any federal, state, county, local or foreign statute, law, rule, ordinance, Governmental Order or regulation or code of any Governmental Authority of competent jurisdiction.
“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, determined or determinable, unasserted or asserted, liquidated or unliquidated or due or to become due, including any liability for Taxes.

“Material Adverse Effect” means (i) any change, effect, development, occurrence, event, circumstance or condition that has been, is, or would reasonably be expected to (i) be materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) prevent the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby; (ii) conditions affecting the industries in which the Company and its Subsidiaries operate or participate or the U.S. economy or financial markets, except to the extent any such condition has a substantially disproportionate effect on the Company and its Subsidiaries; (iii) compliance with the terms of, or the taking of any action required by, this Agreement (other than the requirement to continue to operate the Company in the ordinary course of business), or otherwise taken with the consent of Parent; (iv) any material breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Parent or any of Parent’s Subsidiaries; (vi) any change in GAAP or applicable Laws (or interpretation thereof); (vii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions; (viii) any action required to be taken under applicable Laws, including any actions required to be taken by the Company in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws; or (ix) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company and its Subsidiaries to meet any projections or forecasts for any period.
“Parent Plan” means each Employee Benefit Plan of Parent or an Affiliate of Parent (including without limitation the Surviving Corporation) in which any Transferred Employee becomes eligible to participate.
“Patents” means all patents and patent applications issued by or filed with any Governmental Authority.
“Per Share Purchase Price To Common at Closing Amount” means (a) the Purchase Price-To Owners Options Adjusted, minus the Aggregate Adjusted Preferred Stock Liquidation Preference, divided by (b) the Fully Diluted Shares.
“Permit” means any license, franchise, certificate, authorization, approval, registration, variance, consent or permit with any Governmental Authority required by applicable Law for the operation of the Business.
“Permitted Encumbrances” means (i) all statutory or other liens for current Taxes or assessments which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Current Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income); (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business and which are not delinquent; (iii) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (iv) Encumbrances that will be released and discharged at or prior to the Closing; (v) all recorded covenants, charges, easements and restrictions or other imperfections in title affecting the Leased Real Property which individually or in the aggregate do not materially impair the value of, or materially interfere with, the use and enjoyment of the Leased Real Property; and (vi) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially impair the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Purchase Price-Basic” means an amount equal to One Hundred Eighty Million Dollars ($ 180,000,000.00).
“Purchase Price Basic-Estimated Working Capital Adjusted” means an amount equal to (i) the Purchase Price-Basic, plus (ii) the Net Working Capital Excess Amount set forth on the Estimated Net Working Capital Statement, or minus (iii) the Net Working Capital Deficiency Amount set forth on the Estimated Net Working Capital Statement, as the case may be.
“Purchase Price-To Owners Options Adjusted” means an amount equal to (i) the Purchase Price-To Owners at Closing, plus (ii) the aggregate of all Option Exercise Price amounts deducted pursuant to Section 2.6(c).
“Purchase Price-To Owners at Closing” means an amount equal to (i) the Purchase Price Basic-Estimated Working Capital Adjusted, minus (ii) the Indebtedness Payment, minus (iii) the General Escrow Amount, minus (iv) the Certain Matters Escrow Amount, minus (v) the portion of the Change in Control Payments not part of the General Escrow Amount or the Certain Matters Escrow Amount.
“Related Party” means: (i) each Person who owns beneficially or of record at least eight percent (8%) of the outstanding Company Capital Stock; (ii) each individual who is an officer or director of the Company; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the capital or profits interests in the partnership (or other similar ownership interests thereof) is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
“Target Working Capital” means Sixteen Million One Hundred Thousand Dollars ($ 16,100,000).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether as successor in liability or transferee, by contract, by Law, in equity or otherwise.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.
“Trade Secrets” means all know-how, trade secrets, designs, confidential or proprietary information, customer lists, recipes, formulae, specifications, technical information, data, manuals, blueprints, patterns, dies, process technology, plans, drawings, inventions, and discoveries, whether or not patentable, and similar materials recording or evidencing expertise.
“Trademarks” means all trademarks and service marks and applications therefor registered or filed with any Governmental Authority, together with the goodwill associated with the foregoing.
“Transaction Documents” means (i) this Agreement and (ii) the Escrow Agreement.
“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).
“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
“WARN Act” means the Worker Adjustment and Retraining Act of 1988, as amended.
In addition, all dollar figures herein refer to US dollars.
SECTION 1.2    Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Accounts Receivable	3.23
Agreement	Preamble
Audited Company Financial Statements	3.6(a)
Balance Sheet Date Certain Matters Escrow Account Certain Matters Escrow Amount	3.6(a) 2.7(c) 2.7(c)
Certificate of Merger	2.4
Claim Notice	9.4(a)
Closing	2.3
Closing Date	2.3
Company	Preamble

Term	Section
Company Benefit Plans	3.16(a)
Company Bylaws	3.2(b)
Company Certificate of Incorporation	3.2(b)
Company Certificates	2.9(a)(i)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Financial Statements	3.6(a)
Company Indemnified Parties	6.8(a)
Company Preferred Stock	Recitals
Company Stockholder Consent	6.5(c)
Conclusive Net Working Capital Statement	2.8(e)
Current Balance Sheet Deductible	3.6(a) 9.3(b)
Dispute Notice	10.1(f)(1)
Disputed Items	2.8(c)
Dissenting Shares	2.10
Effective Time	2.4
Equityholder Indemnitees Equityholders’ Portion	9.2(b) 2.7(e)
Equityholders’ Representative	10.1(a)
Escrow Agent	2.7(a)
Escrow Agreement	2.7(a)
Estimated Net Working Capital Adjustment Statement	2.8(a)
Estimated Net Working Capital Deficiency Amount	2.8(a)
Estimated Net Working Capital Excess Amount	2.8(a)
Estimated Net Working Capital Statement Expired Lease	2.8(a) 3.13(a)
Fall-Apart Date General Escrow Account General Escrow Amount	8.1(e) 2.7(a) 2.7(a)
General Escrow Expiration Date Indemnitee	9.4(a) 2.7(b)
Indemnitor	9.4(a)
Instrument	10.1(c)
Leased Real Property	3.13(a)
Letter of Transmittal	2.9(a)(i)
Listed Contracts	3.15(a)
Merger	Recitals
Merger Sub	Preamble
ML	3.27
ML Payment Amount	3.27
Net Working Capital Adjustment Statement	2.8(b)
Net Working Capital Deficiency Amount	2.8(b)
Net Working Capital Excess Amount	2.8(b)
Net Working Capital Statement	2.8(b)
Neutral Arbitrator	2.8(d)
Optionholder	2.6(c)
Option Exercise Price	2.6(c)
Organizational Documents	3.2(b)
Parent	Preamble
Parent Indemnitees	9.2(a)

Term	Section
Parent Subsidiaries Participants’ Portion PBGC	5.5 2.7(e) 3.16(e)
Personal Property	3.21(a)
Pre-Closing Period	6.1(a)
Power of Attorney	3.26
Products	3.11(b)
Proposed Transaction Purchaser Indemnified Parties Real Property Leases	6.14 9.2(a) 3.13(a)
Released Claims	6.16
Releasees	6.16
Record Retention Period	6.12
Refund	6.13(a)
Resolution Period	2.8(c)
Supermajority	10.1(b)
Surviving Corporation	2.1
Third-Party Claim Transferred Employee	9.5(a) 6.9(b)
Unaudited Company Financial Statements	3.6(a)
Unpaid Company Transaction Expenses	6.1(b)
Working Capital Dispute Notice	2.8(c)
ARTICLE II
THE MERGER
SECTION 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
SECTION 2.2    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.
SECTION 2.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter LLP, 3 Embarcadero Center, 10th Floor, San Francisco, California on the first Business Day of the calendar month immediately following the calendar month in which the last of the conditions set forth in Article VII is satisfied or waived (other than those conditions to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (such date hereinafter, the “Closing Date”).

SECTION 2.4    Effective Time. Contemporaneously with the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware (the “Effective Time”).
SECTION 2.5    Certificate of Incorporation and Bylaws; Directors and Officers.
(a)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time reads, until thereafter changed or amended as provided therein or by applicable Law, provided, that such certificate of incorporation shall reflect as of the Effective Time “Premier Nutrition Corporation” as the name of the Surviving Corporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the certificate of incorporation of the Surviving Corporation and applicable Law.
(b)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until, as to any particular director, the earlier of his or her resignation or removal or otherwise ceasing to be a director or until his or her respective successor is duly elected and qualified, as the case may be.
(c)    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until, as to any particular officer, the earlier of his or her resignation or removal or otherwise ceasing to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.
SECTION 2.6    Conversion of Company Capital Stock; Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub or Company Options:
(a)    Each share of Company Capital Stock that is held in the treasury of the Company shall be canceled and retired and no consideration shall be delivered in exchange therefor.
(b)    Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.6(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive (v) in the case of a share of Company Preferred Stock, an amount in cash equal to the applicable Adjusted Liquidation Preference of such share; (w) in the case of a share of Company Common Stock, an amount in cash equal to the Per Share Purchase Price to Common at Closing Amount; (x) pro rata rights (along with the Optionholders) to any Net Working Capital Excess Amount pursuant to Section 2.8(f) and to any Refunds pursuant to Section 6.13; (y) pro rata rights (along with the Optionholders, TBP Participants and SBP Participants) to amounts released from the General Escrow Account for the benefit of persons who held Company Capital Stock and Company Options that are In the Money Options as of immediately prior to the Closing, TBP Participants and SBP Participants pursuant to the terms of the Escrow Agreement; and (z) pro rata rights (along with the Optionholders, TBP Participants and SBP Participants) to amounts released from the Certain Matters Escrow Account for the benefit of persons who held Company Capital Stock and Company Options that are In the Money Options as of immediately prior to the Closing, TBP Participants and SBP Participants pursuant to the terms of the Escrow Agreement. All such shares of Company Capital Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Company Capital Stock, as applicable, shall cease to have any rights with respect thereto, except the right to receive the applicable consideration as aforesaid with respect to such shares. The amount payable in aggregate to a particular holder of Company Common Stock at any particular time will be rounded to the nearest whole cent.

(c)    Each right under a Company Option to purchase a share of Company Common Stock that has not been exercised prior to the Effective Time and is an In the Money Option shall be cancelled and converted into the right to receive (w) an amount in cash (adjusted to the nearest whole cent), without interest, equal to the Per Share Purchase Price to Common at Closing Amount, less the exercise price associated with such right (the “Option Exercise Price”); (x) pro rata rights (along with the former holders of Company Capital Stock pursuant to Section 2.6(b)) to any Net Working Capital Excess Amount pursuant to Section 2.8(f) and to any Refunds pursuant to Section 6.13; (y) pro rata rights (along with the former holders of Company Capital Stock pursuant to Section 2.6(b), TBP Participants and SBP Participants) to amounts released from the General Escrow Account for the benefit of persons who held Company Capital Stock and Company Options that are In the Money Options as of immediately prior to the Closing, TBP Participants and SBP Participants pursuant to the terms of the Escrow Agreement; and (z) pro rata rights (along with the former holders of Company Capital Stock pursuant to Section 2.6(b), TBP Participants, SBP Participants) to amounts released from the Certain Matters Escrow Account for the benefit of persons who held Company Capital Stock and Company Options that are In the Money Options as of immediately prior to the Closing, TBP Participants and SBP Participants pursuant to the terms of the Escrow Agreement. All such Company Options, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Option (each, an “Optionholder”) shall cease to have any rights with respect thereto, except the right to receive the applicable consideration as aforesaid with respect to such Company Options. Prior to the Closing, the Company shall take all necessary actions, including providing any required notice to Optionholders, necessary to effect the transactions described in this Section 2.6(c), and prior to the Closing the Company shall cancel all Company Options that are not In the Money Options pursuant to the terms of the Company Option Plan and any agreement evidencing a Company Option. The amount payable in aggregate to a particular holder of Company Options at any particular time will be rounded to the nearest whole cent.
(d)    Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
SECTION 2.7    Escrow Amounts.
(a)    General Escrow Amount. Immediately following the Effective Time, Eight Million Dollars ($8,000,000.00) of the Purchase Price-Basic (the “General Escrow Amount”) shall be deposited into an escrow account (the “General Escrow Account”) to be established by Parent with Wells Fargo Bank, N.A. (the “Escrow Agent”) to be held by the Escrow Agent, pursuant to the terms of an escrow agreement to be executed by Parent, the Escrow Agent and the Equityholders’ Representative in the form attached hereto as Exhibit B (the “Escrow Agreement”), to serve as a source of payment and remedy for any claim for Damages for which any Parent Indemnitee is entitled to recovery as provided pursuant to Article IX and to serve as a source of payment for any Net Working Capital Deficiency Amount.
(b)    Release of General Escrow Amount. Following the date that is eighteen (18) months after the Effective Time (the “General Escrow Expiration Date”), each Equityholder, TBP Participant and SBP Participant shall be entitled to receive the funds then remaining in the General Escrow Account, if any, as determined in accordance with the Escrow Agreement.

(c)    Certain Matters Escrow Amount. Immediately following the Effective Time, an amount equal to the Certain Matters Escrow Amount set forth in Exhibit E of the Purchase Price-Basic (the “Certain Matters Escrow Amount”) shall be deposited into an escrow account (the “Certain Matters Escrow Account”) to be held by the Escrow Agent pursuant to the terms the Escrow Agreement to serve as a source of payment and remedy for any claim for Damages (as defined in Exhibit E) for which any Parent Indemnitee is entitled to recovery as provided pursuant to Section 9.9 and Exhibit E.
(d)    Release of Certain Matters Escrow Amount. Release of the Certain Matters Escrow Amount will be as provided in Exhibit E.
(e)    Tax Treatment. The Equityholders will report amounts to be received by them from the General Escrow Account and Certain Matters Escrow Account using the installment method pursuant to Code Section 453 (and any state law equivalent). Until all amounts are released from the General Escrow Account and the Certain Matters Escrow Account, (i) the Equityholders will be treated as the owners of such amounts to be received by them for Tax purposes (the “Equityholders’ Portion”); and (ii) the Surviving Corporation will be treated as the owner of the amounts to be received by the TBP Participants and SBP Participants for Tax purposes (the “Participants’ Portion”). Accordingly, (x) the Escrow Agreement will provide for a one-time tax distribution out of the General Escrow Account and Certain Matters Escrow Account at the expiration of the General Escrow Account and Certain Matters Escrow Account, respectively, to be paid to the Equityholders in an amount equal to 45% of the interest income earned in the General Escrow Account and Certain Matters Escrow Account on the Equityholders’ Portion, and (y) the Escrow Agreement will provide for a periodic tax distribution out of the General Escrow Account and Certain Matters Escrow Account to be paid to the Surviving Corporation in an amount equal to 45% of the interest income earned in the General Escrow Account and Certain Matters Escrow Account on the Participants’ Portion.

(f)    Allocation of Payments. Any distributions to pay indemnity claims that have been finally determined to be payable to a Parent Indemnitee from the General Escrow Account or the Certain Matters Escrow Account, as applicable, shall be treated as consisting of a pro rata portion of the Equityholders’ Portion and the Participants’ Portion based on the amounts originally contributed by each of them to the General Escrow Account or the Certain Matters Escrow Account, as applicable.

(g)    Escrow Agent Fees and Escrow Interest. Any fees and expenses of the Escrow Agent shall be paid one-half by Parent and one-half by the Equityholders (which shall be treated as a Company Transaction Expense). During the period in which the General Escrow Amount is retained in the Escrow Account, all interest or other income earned from the investment of same shall be retained as additional amounts in the General Escrow Account, except as referred to in Section 2.7(e). During the period in which the Certain Matters Escrow Amount is retained in the Escrow Account, all interest or other income earned from the investment of same shall be retained as additional amounts in the Certain Matters Escrow Account, except as referred to in Section 2.7(e).
SECTION 2.8    Working Capital Adjustment.
(a)    Not more than ten (10) nor later than three (3) days prior to the Closing Date, the Company shall have caused to be prepared and delivered to Parent (i) the Company’s reasonable and good faith estimated Closing Date Balance Sheet, (ii) a statement (the “Estimated Net Working Capital Statement”) setting forth the Company’s reasonable and good faith estimate of the Closing Date Net Working Capital and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Date Balance Sheet and (iii) a statement (the “Estimated Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the estimated Closing Date Net Working Capital as shown on the Estimated Net Working Capital Statement (the “Estimated Net Working Capital”) either exceeds the Target Working Capital (such amount, the “Estimated Net Working Capital Excess Amount”) or (B) is less than the Target Working Capital (such amount, the “Estimated Net Working Capital Deficiency Amount”). Parent shall be entitled to review, comment on and request reasonable changes to the Estimated Net Working Capital Statement and Estimated Net Working Capital Adjustment Statement, and the Company shall cooperate with Parent in connection therewith and consider Parent’s proposed changes to the Estimated Net Working Capital Statement and Estimated Net Working Capital Adjustment Statement in good faith. Prior to the Closing Date, the Parent may, at its option, conduct a physical inventory of the Company and its Subsidiaries for purposes of reviewing the Estimated Net Working Capital Statement or the Net Working Capital Statement, or observe any physical inventory taken by the Company or the Equityholders’ Representative for purposes of preparing the Estimated Working Capital Statement or the Net Working Capital Statement.
(b)    Within ninety (90) days following the Closing Date, the Equityholders’ Representative shall, at its sole cost and expense (provided that the Surviving Corporation will make David Cooper reasonably available, at no cost to the Equityholders’ Representative, to assist the Equityholders’ Representative in the preparation of the Closing Date Balance Sheet, the Net Working Capital Statement and the Net Working Capital Adjustment Statement), cause to be prepared and delivered to the Surviving Corporation (i) a Closing Date Balance Sheet, (ii) a statement (the “Net Working Capital Statement”) setting forth the Closing Date Net Working Capital and the components and calculations thereof in reasonable detail, by reference to the Closing Date Balance Sheet and (iii) a statement (the “Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the Closing Date Net Working Capital as shown on the Net Working Capital Statement either (A) exceeds the Estimated Net Working Capital (as such amount may be adjusted below, the “Net Working Capital Excess Amount”) or (B) is less than the Estimated Net Working Capital (as such amount may be adjusted below, the “Net Working Capital Deficiency Amount”). The Surviving Corporation shall give, or cause to be given, to the Equityholders’ Representative reasonable access during standard working hours to all documents, records and the employees of the Surviving Corporation in order to allow the Equityholders’ Representative to prepare the Net Working Capital Statement.
(c)    After receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Surviving Corporation shall have thirty (30) days to review the Net Working Capital Statement and the Net Working Capital Adjustment Statement. Not later than thirty (30) days following the date of receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Surviving Corporation shall provide the Equityholders’ Representative with a notice (a “Working Capital Dispute Notice”) listing those items, if any, to which the Surviving Corporation takes exception, which notice shall also (i) specifically identify, and provide a reasonably detailed explanation of the basis upon which the Surviving Corporation has delivered such list, including the applicable provisions of this Agreement on which the dispute set forth in such Working Capital Dispute Notice is based, (ii) set forth the amount of Closing Date Net Working Capital that the Surviving Corporation has calculated based on the information contained in the Net Working Capital Statement and (iii) specifically identify the Surviving Corporation’s proposed adjustment(s). Unless the Surviving Corporation delivers the Working Capital Dispute Notice to the Equityholders’ Representative setting forth the specific items disputed by the Surviving Corporation on or prior to the thirtieth (30th) day following the Surviving Corporation’s receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, Parent and the Surviving Corporation shall be deemed to have accepted and agreed to the Net Working Capital Statement and the Net Working Capital Adjustment Statement and such statements (and the calculations contained therein) shall be final, binding and conclusive. If the Surviving Corporation timely provides the Equityholders’ Representative with a Working Capital Dispute Notice, the Parent and the Equityholders’ Representative shall, within fifteen (15) days following receipt of such Working Capital Dispute Notice by the Equityholders’ Representative (the “Resolution Period”), use good faith efforts to resolve their differences with respect to the items specified in the Working Capital Dispute Notice (the “Disputed Items”), and all other undisputed items (and all calculations relating thereto) shall be final, binding and conclusive. Any written resolution by the Parent and the Equityholders’ Representative during the Resolution Period as to any Disputed Items shall be final, binding and conclusive.

(d)    If the Equityholders’ Representative and the Parent do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted within fifteen (15) days following the expiration of the Resolution Period to KPMG LLP or, if KPMG LLP is unable or unwilling to serve, then to an independent, nationally recognized accounting firm that is reasonably acceptable to both the Equityholders’ Representative and the Surviving Corporation to resolve the remaining matters in dispute (the “Neutral Arbitrator”), and such firm shall be the Neutral Arbitrator for all purposes of this Section 2.8(d). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.8, and shall request a statement from each of the Equityholders’ Representative and the Parent regarding such remaining Disputed Items and set forth the procedures for the presentation of evidence (unless Parent and Equityholders’ Representative otherwise agree on the procedures for the presentation of evidence). The Neutral Arbitrator shall consider only those Disputed Items that the Equityholders’ Representative, on the one hand, and the Parent, on the other hand, are unable to resolve and shall not conduct an independent review. In resolving any disputed item, the Neutral Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The scope of the disputes to be arbitrated by the Neutral Arbitrator is limited to whether the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement were prepared in accordance with this Agreement, and whether there were mathematical errors in the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, and the Neutral Arbitrator is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator shall be allocated between the Equityholders’ Representative and the Parent in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by such party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted by such party; the Equityholders’ Representative, incident to the Escrow Agreement, will have the right to recover its share of such fees and expenses from amounts otherwise to be distributed to the Equityholders, when and if so distributed. In addition, the parties shall give the Neutral Arbitrator access to all documents, records and employees as reasonably necessary to perform its function as arbitrator. The Neutral Arbitrator shall deliver to the Equityholders’ Representative and the Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by the Equityholders’ Representative and the Parent) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) days following receipt of such Disputed Items (or as soon thereafter as practicable), which determination, absent manifest error, shall be final, binding and conclusive, and judgment may be entered on the award. If either the Equityholders’ Representative or the Parent fails to submit a statement regarding any Disputed Items submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by the Equityholders’ Representative and the Parent.

(e)    The final, binding and conclusive Net Working Capital Statement and Net Working Capital Adjustment Statement, in each case, based either upon agreement by the Equityholders’ Representative and the Parent, the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.8 or the Parent’s failure to notify the Equityholders’ Representative, in accordance with this Section 2.8, of its objections to either the Net Working Capital Statement or the Net Working Capital Adjustment Statement (or any calculations contained therein) shall be the “Conclusive Net Working Capital Statement”.
(f)    If there is a Net Working Capital Excess Amount, the Equityholders’ Representative shall prepare a Future Payment Allocation Schedule showing the portion of the Net Working Capital Excess Amount to be paid to each Equityholder and deliver such Future Payment Allocation Schedule to Parent, and Parent shall pay to the Equityholders’ Representative for subsequent distribution to the Equityholders each such Equityholder’s portion of the Net Working Capital Excess Amount set forth opposite such Equityholder’s name on such Future Payment Allocation Schedule in immediately available funds by check or by wire transfer to such bank account or accounts as may be specified on such Future Payment Allocation Schedule.
(g)    If there is a Net Working Capital Deficiency Amount, the Equityholders’ Representative shall within five (5) Business Days following the determination of the Conclusive Net Working Capital Statement, instruct the Escrow Agent to release to the Parent from the General Escrow Account an amount equal to the Net Working Capital Deficiency Amount in immediately available funds by check or by wire transfer to such bank account or accounts as the Parent may specify.
(h)    Any Net Working Capital Excess Amount shall be deemed to be an increase in the consideration paid in connection with the Merger and any Net Working Capital Deficiency Amount shall be deemed to be a decrease in the consideration paid in connection with the Merger for purposes of this Agreement. Absent fraud or willful misconduct in the preparation of the Estimated Net Working Capital Statement or Estimated Net Working Capital Adjustment Statement, neither the Equityholders’ Representative nor any Equityholder shall have any responsibility for any amount of the Net Working Capital Deficiency other than by means of deductions from the General Escrow Account.
SECTION 2.9    Closing Payments and Deliveries.
(a)    Closing Payments. At the Closing and immediately following the Effective Time:
(i)    (A) with respect to each Equityholder who holds Company Capital Stock that as of the Closing has delivered to the Surviving Corporation for cancellation the stock certificates representing such Company Capital Stock (collectively, such Equityholder’s “Company Certificates”) together with an executed and completed copy of a letter of transmittal (a “Letter of Transmittal”) in the form attached hereto as Exhibit C, Parent shall, or shall cause the Surviving Corporation to, pay and distribute to the Equityholders’ Representative for subsequent distribution to each holder of Company Capital Stock, the portion of the Purchase Price-To Owners at Closing set forth on the Closing Date Allocation Schedule opposite such holder’s name; and (B) with respect to the Optionholders, Parent shall, or shall cause the Surviving Corporation to, pay and distribute to the Equityholders’ Representative for subsequent distribution to each Optionholder the portion of the Purchase Price-To Owners at Closing to be paid to such Optionholders at Closing set forth on the Closing Date Allocation Schedule opposite such holder’s name.
(ii)    Parent shall, or shall cause the Surviving Corporation to, deliver the General Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement;

(iii)    Parent shall, or shall cause the Surviving Corporation to, deliver the Certain Matters Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement;
(iv)    Parent shall, or shall cause the Surviving Corporation to, pay to the applicable parties, on behalf of the Company and its Subsidiaries, the amount of the Unpaid Company Transaction Expenses, if any, to the account or accounts of such parties designated by the Company prior to the Closing Date by means of a wire transfer of immediately available funds (which amounts and payees shall be evidenced by written invoices for the full amount of each such payee’s Company Transaction Expenses, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company and its Subsidiaries shall be paid in full);
(v)    Parent shall, or shall cause the Surviving Corporation to, pay to the appropriate persons, on behalf of the Company and its Subsidiaries, the Indebtedness Payment to the account or accounts of such parties designated by the Company prior to the Closing Date by means of a wire transfer of immediately available funds (and, with respect to each Person who is the beneficiary or the holder of any Encumbrance on any asset owned by the Company or any of its Subsidiaries, such Person shall have delivered a payoff letter in the form and substance reasonably satisfactory to Parent, which such letter shall include that upon payment in full of the applicable Debt securing such Encumbrance such Person shall release and terminate all such Encumbrances); and
(vi)    Parent shall, or shall cause the Surviving Corporation to, pay to the appropriate persons, on behalf of the Company and its Subsidiaries, the Change in Control Payments (except any portion thereof to be paid to the Escrow Agent immediately following the Effective Time as directed by the Company prior to the Closing Date), to the account or accounts of such parties designated by the Company prior to the Closing Date, by means of a wire transfer of immediately available funds.
(b)    Exchange Procedures. To the extent that a holder of Company Capital Stock has not delivered the Company Certificates representing all of such Equityholder’s shares of Company Capital Stock as of the Closing and a duly executed Letter of Transmittal, prior to the Closing the Company shall mail to such Equityholder a Letter of Transmittal and instructions for effecting the surrender of each Company Certificate in exchange for the amount to be paid to such Equityholder pursuant to Section 2.6. Upon surrender of a Company Certificate for cancellation to the Surviving Corporation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificates so surrendered shall forthwith be canceled, and the holder of the Company Certificate shall be entitled to promptly receive in exchange therefor, subject to Section 2.9(a), the consideration payable to such holder pursuant to Section 2.9, without interest thereon. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the payments pursuant to Section 2.6(b).
(c)    Lost, Stolen or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, (ii) the execution and delivery to the Surviving Corporation by such Person of an indemnity agreement in form and substance reasonably acceptable to the Surviving Corporation and (iii) delivery of a duly executed Letter of Transmittal, Parent or the Surviving Corporation shall, subject to Section 2.9(a), issue, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation pursuant to Section 2.6(b).

(d)    No Liability. Notwithstanding anything to the contrary in this Section 2.9, neither the Company, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.
(e)    Rights to Future Payments. The right of each Equityholder, TBP Participant and SBP Participant to receive the Future Payment Amounts, if any, shall not be evidenced by a certificate or other instrument.
(f)    Closing Documents. On or prior to the Closing Date, the Company shall have delivered to Parent the following:
(i)    copies of the following, certified as correct and complete as of the Closing Date by an authorized officer of the Company and its Subsidiaries, as applicable: (i) the Organizational Documents, (ii) duly executed director resolutions of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and any other actions required for Closing;
(ii)    a certificate of good standing for the Company and each of its Subsidiaries dated not more than five (5) days prior to the Closing Date;
(iii)    the minute books, the stock certificate book and the stock ledger of the Company and each of its Subsidiaries;
(iv)    a certificate that updates Section 3.3(a) of the Company Disclosure Schedule certified as correct and complete as of the Closing Date by an authorized officer of the Company;
(v)    evidence of revocations of each Power of Attorney;
(vi)    a certificate of non-foreign status as described in Section 1.1445-2(b)(2) of the Treasury Regulations in a form reasonably acceptable to Parent;
(vii)    evidence of cancellation of all Company Options that are not In the Money Options as of the Effective Time;
(viii)    evidence of cancellation of that certain Letter Agreement dated August 16, 2011 by and between Lurie Investments, Inc. and the Company relating to guaranty share issuances;
(ix)    evidence of termination of that certain Management Services Agreement dated as of October 4, 2011 by and between the Company and Premier Protein, Inc., as amended; and
(x)    evidence of termination of that certain Amended and Restated Investors’ Rights Agreement dated as of October 6, 2011 by and among the Company, the stockholders listed therein and Jack D.M. Robertson.
SECTION 2.10    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Capital Stock who have properly exercised appraisal rights with respect thereto in accordance with the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the applicable Purchase Price-To Owners at Closing, and holders of such shares of Company Capital Stock shall be entitled to receive payment from the Surviving Corporation of the appraised value of such shares of Company Capital Stock in accordance with the provisions of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive Merger consideration hereunder, without any interest thereon. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand. For clarity, it is acknowledged and agreed that all costs associated with any proceeding involving the exercise of appraisal rights, and any amounts required to be paid by the Surviving Corporation to a holder of Dissenting Shares in excess of the amount otherwise to be paid to such holder pursuant to Section 2.6, will be borne by the Surviving Corporation (without any recourse to any claim against the General Escrow Account or otherwise therefor).
SECTION 2.11    No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.6(a) or Dissenting Shares), the right to surrender his, her or its Company Certificate in exchange for payment of the applicable consideration in the Merger as provided herein or, in the case of a holder of Dissenting Shares, to perfect his, her or its right to receive payment for his, her or its shares of Company Capital Stock pursuant to the DGCL, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.
SECTION 2.12    Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder and shall timely remit to the appropriate Governmental Authority such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. At least ten (10) days prior to the Closing Date, the Company shall provide to Parent all information reasonably requested to permit Parent to determine the amounts, if any, required to be withheld with respect to Tax withholding. To the extent that amounts are so withheld, timely remitted and documented by Parent or the Surviving Corporation in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to any other applicable representation, warranty or covenant is reasonably apparent to a Person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date (provided, however, as to any matter that is not true and correct as of the date hereof, if such matter is true and correct as of the Closing Date, then such failure to be true and correct as of the date hereof will be conclusively deemed waived by Parent and Merger Sub), except as otherwise expressly provided below:

SECTION 3.1    Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement by the Company and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, other than the Required Company Stockholder Vote. This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement and the other Transaction Documents to which it is a party, this Agreement constitutes, and the other Transaction Documents to which it is a party when executed will be, a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The affirmative vote or consent of (i) the holders of a majority of the shares of the outstanding Company Capital Stock voting or consenting, as the case may be, on an as-if-converted to Company Common Stock basis and (ii) the holders of more than fifty percent (50%) of the shares of the outstanding Company Preferred Stock voting as a separate class are the only votes of the holders of any Company Capital Stock necessary under the DGCL and the Company Certificate of Incorporation to adopt this Agreement (the “Required Company Stockholder Vote”).
SECTION 3.2    Organization; Subsidiaries.
(a)    The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, to perform its obligations under all Contracts by which it is bound and to carry on the Business in all material respects. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing in such jurisdictions, would not have a Material Adverse Effect.

(b)    True and complete copies of the Company’s restated certificate of incorporation, as amended to date (the “Company Certificate of Incorporation”), the Company’s bylaws (the “Company Bylaws”), and the articles of incorporation and the bylaws of each of the Company’s Subsidiaries (together with the Company Certificate of Incorporation and the Company By Laws, the “Organizational Documents”), each in effect as of the date of this Agreement, have been made available to Parent or its advisors. The Organizational Documents are in full force and effect and neither the Company nor any Subsidiary is in violation or breach of any Organizational Document.
(c)    Section 3.2(c) of the Company Disclosure Schedule sets forth for each of the Company’s Subsidiaries (a) its name and jurisdiction of organization, (b) its form of organization and (c) the capital stock, membership interests or units held by the Company in such Subsidiary. The Company is the sole direct beneficial and record owner of the outstanding shares of capital stock in the Company’s Subsidiaries all of which have been duly authorized and validly issued, are fully paid and non-assessable. Except for those entities listed in Section 3.2(c) of the Disclosure Schedule, the Company has no direct or indirect equity interest in any other Person.
(d)    Section 3.2(d) of the Company Disclosure Schedule lists the name of each officer and each director of the Company and each of its Subsidiaries.
(e)    The Company does not have outstanding any bonds, debentures, notes or other obligations the holder of which has the right to vote (or convertible or exercisable for securities having the right to vote) with the Equityholders.
(f)    The payment of amounts pursuant to Section 2.6(b) and Section 2.6(c) complies with the Organizational Documents.
(g)    No material resolutions or by-laws have been passed, enacted, consented to or adopted by the directors or shareholders of the Company or any of its Subsidiaries except those contained in the minute books or similar record books, true and correct and complete copies of which have been made available to Parent.
SECTION 3.3    Company Capital Stock.
(a)    The Company has authorized 13,000,000 shares of Company Common Stock. The Company is authorized to issue 2,423,000 shares of Company Preferred Stock, of which 9,000 shares are designated as Series A-1 Preferred Stock, 19,000 shares are designated as Series A-2 Preferred Stock, 153,000 shares are designated as Series A-3 Preferred Stock, 242,000 shares are designated as Series A-4 Preferred Stock, and 2,000,000 shares are designated as Series A-5 Preferred Stock. As of the date of this Agreement, 6,965,675 shares of Company Common Stock, 8,717 shares of Series A-1 Preferred Stock, 18,454 shares of Series A-2 Preferred Stock, 152,598 shares of Series A-3 Preferred Stock, 241,768 shares of Series A-4 Preferred Stock, and 1,996,412 shares of Series A-5 Preferred Stock have been issued and are outstanding and are owned of record by those Persons set forth in Section 3.3(a) of the Company Disclosure Schedule. The Company has reserved 2,423,000 shares of Company Common Stock for issuance upon conversion of the Company Preferred Stock. All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws.

(b)    Warrants to purchase up to 429,904 shares of Common Stock, and options to purchase up to 1,681,813 shares of Company Common Stock, are issued and outstanding and are held by those Persons set forth in Section 3.3(b) of the Company Disclosure Schedule.
(c)    Except as listed in Section 3.3(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of the Company Capital Stock; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any shares of capital stock of the Company.
(d)    The Closing Date Allocation Schedule, when delivered to Parent, will be true, complete and accurate as of the Closing, and the payments to the Equityholders described therein will be the correct payments to be made to the Equityholders in accordance with the Company Certificate of Incorporation (determined as if the General Escrow Amount and the Certain Matters Escrow Amount were paid out in full as of the Closing), applicable Law, and this Agreement, and each Equityholder’s pro rata share of the amounts to be held in the General Escrow Account and Certain Matters Escrow Account for their benefit will be accurately reflected therein based on the assumptions set forth therein. Except as will be set forth on the Closing Allocation Schedule when delivered to Parent, there will be no (i) other shares of Company Capital Stock outstanding, and (ii) outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Capital Stock.
(e)    Each Future Payment Allocation Schedule, when delivered to Parent, will be true, complete and accurate as of the date of delivery of such Future Payment Allocation Schedule, and the payments to Equityholders described therein will be the correct payments to be made to the Equityholders in accordance with the Company Certificate of Incorporation (determined as if the General Escrow Amount and the Certain Matters Escrow Amount were paid out in full as of the Closing), applicable Law, and this Agreement in connection with such Future Payment Amount.
SECTION 3.4    Conflicts. Assuming all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions set forth in Section 3.5 of the Company Disclosure Schedule have been obtained or made, the execution and delivery of this Agreement by the Company and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, does not and will not (i) conflict with or result in a violation of the Organizational Documents of the Company or any of its Subsidiaries or any board or shareholder resolution of the Company; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or its Subsidiaries or their assets or properties, except to the extent that such conflict or violation would not have a Material Adverse Effect; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, any Contract to which the Company or any Subsidiary is a party to; or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company or its Subsidiaries.

SECTION 3.5    Consents, Approvals, Etc. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no material consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder, or the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, except: (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; and (iii) the expiration or termination of the applicable waiting periods under, or the receipt of approvals under, the HSR Act.
SECTION 3.6    Financial Statements.
(a)     The Company has prepared, or caused to be prepared, and made available to Parent or its advisors the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011 and 2012, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended (the “Audited Company Financial Statements”), the unaudited financial statements of the Company and its Subsidiaries (including the balance sheet and the related statements of income and cash flows of the Company) as of and for the six (6) months ended June 30, 2013 (the “Unaudited Company Financial Statements,” and together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP, and are subject to normal adjustments), and the Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and during the respective periods indicated therein. The unaudited balance sheet of the Company as of June 30, 2013 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”
(b)    Since January 1, 2011, the books of account and financial records of each of the Company and each of its Subsidiaries have been kept in all material respects in accordance with applicable Law on a consistent basis, and all transactions involving the Company and its Subsidiaries have been accurately reflected in all material respects in such books and records.
(c)    Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have no Debt other than the indebtedness under that certain Credit Agreement with Bank of America, N.A. and those certain promissory notes in an aggregate original principal amount of $10 million issued in connection with the purchase of substantially all the assets of Premier Nutrition, Inc. by the Company.
(d)    The Company has in place a process designed by, or under the supervision of, its chief executive officer or chief financial officer, or individuals performing similar functions, and effected by its management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could have a material effect on the Company’s and its Subsidiaries’ financial statements.

(e)    The Company has not been notified by its independent public accounting firm that such firm is of the view that any of the Audited Company Financial Statements should be restated or that the Company should modify its accounting in future periods. Since December 31, 2010, neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries or any auditor, accountant or representative of the Company or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or its or their internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
SECTION 3.7    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability that is of a type required to be reflected in or reserved against or disclosed on the face of a balance sheet or in the notes thereto in accordance with GAAP, except (i) as reflected in, reserved against or disclosed in the Current Balance Sheet; (ii) as incurred in the ordinary course of business since the Balance Sheet Date; or (iii) to be reflected as a Current Liability for purposes of the Conclusive Net Working Capital Statement.
SECTION 3.8    Certain Changes or Events. Since the Balance Sheet Date, (i) the Company and its Subsidiaries have conducted its business only in the ordinary course; (ii)  there has not been any event, change, circumstance, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the Company and its Subsidiaries have not engaged in any of the actions, activities or transactions described in Section 6.1(c).
SECTION 3.9    Tax Matters.
(a)    All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Authority, and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.
(b)    The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(c)    The Company and each of its Subsidiaries has made available to Parent complete and accurate copies of Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2006.

(d)    There are no Encumbrances for Taxes other than Permitted Encumbrances for Taxes upon the assets of the Company or its Subsidiaries.
(e)    No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or its Subsidiaries, which remains unpaid, except for any deficiencies (i) that are being contested in good faith by appropriate proceedings or (ii) with respect to which the failure to pay would not have a Material Adverse Effect. To the Knowledge of the Company, there are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any material Taxes of the Company and its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company and its Subsidiaries.
(f)    No material claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(g)    Section 3.9(g) of the Company Disclosure Schedule sets forth the tax effected gross carrying value of the Company’s net operating loss as of December 31, 2012.  The Company and its Subsidiaries have no material amounts, as of December 31, 2012, of net capital losses, unused investment or other credits, unused foreign tax credits or excess charitable contributions.
(h)    The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth as separate line items on the Current Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Tax Returns. Since the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(i)    Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)    Neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group of which the Company is the common parent), (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement.
(k)    Neither Company nor any of its Subsidiaries has requested, agreed to make, or is required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.
(l)    The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date; or (iv) Code Section 108(i).

(m)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.
(n)    Neither the Company nor any of its Subsidiaries has been during the three year period preceding the Closing Date a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(o)    Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).
(p)    Each of Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(q)    The Company is not a party to, nor has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.
(r)    Neither the Company nor any of its Subsidiaries has participated in, or promoted, any “reportable transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4.
SECTION 3.10    Litigation and Governmental Orders. (i) There are no material Actions (but qualified as to the Knowledge of the Company with respect to any Action that is other than an action, suit or proceeding) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any of the assets or properties of the Company or its Subsidiaries, or any of the directors and officers of the Company and its Subsidiaries in their capacity as directors or officers of the Company or its Subsidiaries or, to the Knowledge of the Company, pending against a third party involving the Business, and (ii) the Company or its assets and properties are not subject to any material Governmental Order relating specifically to the Company or its Subsidiaries or any of their assets or properties. Section 3.10 of the Company Disclosure Schedule sets forth a list and description of all Actions made, filed or otherwise initiated in connection with the Company or any of its Subsidiaries or otherwise involving their business that are pending or have been resolved in the past two (2) years and the resolution thereof.
SECTION 3.11    Compliance with Laws.
(a)    The Company and the Subsidiaries are conducting the Business in compliance in all material respects with applicable Law and have done so for the past three (3) years. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority within the past five (5) years to the effect that the Company or any of its Subsidiaries is not in compliance with any applicable Law. To the Company’s Knowledge, neither the Company nor any Subsidiary is under investigation for violation of any Law.

(b)    Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, since December 31, 2010, neither the Company nor any of its Subsidiaries have received any written notice, in connection with any product manufactured, prepared, produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries (the “Products”), of any claim or allegation against any of them, nor has the Company or any of its Subsidiaries been a party or subject to any Action (but qualified as to the Knowledge of the Company with respect to any Action that is other than an action, suit or proceeding) pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries relating to bodily or personal injury, death, property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief as a result of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries.
(c)    To the Knowledge of the Company, the manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the Products (including all products in process and finished goods inventory) (i) are in material compliance with all applicable Laws, including applicable Laws relating to food manufacturing, storage, preparation, packaging, labeling and marketing and advertising; (ii) are in material compliance with all internal quality management policies and procedures of the Company and its Subsidiaries; and (iii) may be shipped in interstate commerce in accordance with all applicable Laws. All labeling used on the Products has been filed or registered with or approved by each applicable Governmental Authority that requires such filing, registration or approval. Since December 31, 2010, (a) there have been no recalls of any Product, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries; (b) to the Knowledge of the Company none of the Products have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner; and (c) to the Knowledge of the Company, no Product or ingredient used therein is subject to reporting pursuant to the reportable food registry maintained by the FDA.
(d)    To the Knowledge of the Company, none of the Products being produced, manufactured, assembled (other than the manufacture or assembly in connection with research and development), sold, leased or delivered by the Company or any of its Subsidiaries requires any material approval of the FDA or any other Governmental Authority for the purpose for which they are being produced, manufactured, assembled, sold, leased or delivered and which approval has not been obtained.
(e)    Neither the Company nor any of its Subsidiaries nor their business are subject to any cease and desist order or other order, ruling, memorandum of understanding or similar agreement or arrangement (whether temporary, preliminary or permanent) with, or a commitment letter or similar submission to, or any extraordinary supervisory letter or other action from, any Governmental Authority, including the FDA, which restricts or restrains, or which would be reasonably likely to, restrict or restrain, in any material respect, or otherwise impose any material condition, restriction, qualification or limitation on, the operations, business conduct, activities or Products of the Company or any of its Subsidiaries.
(f)    There are currently no citations or other proceedings under applicable occupational safety and Laws respecting health or regulations pending against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have been cited by any Governmental Authority (including the Occupational Health and Safety Administration or any comparable state agency) for violations of Laws applicable to the operation of the business of the Company or any of its Subsidiaries respecting occupational health and safety any time since December 31, 2010.

(g)    Neither the Company nor any of its Subsidiaries, nor any of its directors or officers, or, to the Knowledge of the Company, any agents, employees or other Person acting on behalf of the Company or any of its Subsidiaries has used any funds of the Company or any of its Subsidiaries (i) for improper or unlawful contributions, payments, gifts or entertainment or (ii) to make any improper or unlawful expenditures relating to political activity to government officials or others. Neither the Company nor any of its Subsidiaries has received written notice that any transaction was improper or unlawful. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their directors or officers, agents, employees, or any other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures.
(h)    To the Knowledge of the Company, each of the co-manufacturers of the Company’s and its Subsidiaries’ products is in material compliance with all Laws applicable to the manufacturing, assembly, sale, lease, storage and delivery of such products, including such Laws that require such co-manufacturers to possess Permits for the current operation of their business, including the Laws of the FDA.
SECTION 3.12    Permits. The Company and each of its Subsidiaries have all material Permits required to permit the Company and the Subsidiaries to conduct the Business, all of which are listed in Section 3.12 of the Company Disclosure Schedule. All of the Permits held by or issued to the Company and its Subsidiaries are in full force and effect, and the Company and each of its Subsidiaries is in material compliance with each such Permit held by or issued to it. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that the Company or any Subsidiary is in breach or violation of any Permit.
SECTION 3.13    Real Property.
(a)    Neither the Company nor any of its Subsidiaries owns, or has at any time owned, any real property. Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of real property that is currently leased from or to a third party by the Company or any of its Subsidiaries (each item of real property being referred to herein as “Leased Real Property”), the name of the current third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments and modifications thereof (each lease agreement, as amended or modified, being referred to herein as a “Real Property Lease”) and all side agreements and non-disturbance agreements related thereto. The Company or its Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances affecting title to the Leased Real Property, and either the Company or its Subsidiary is in exclusive possession thereof. Each Real Property Lease is a legal, valid and binding agreement, is enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law), constitutes the entire agreement between the parties thereto, and there have been no modifications or amendments to any Real Property Lease except as referred to in Section 3.13(a) of the Company Disclosure Schedule.

(b)    (i) Neither the Company nor any of its Subsidiaries is in default in the payment of rent or in the performance of any material obligation under any Real Property Lease; (ii) to the Knowledge of the Company, no event has occurred which with the giving of notice or the passage of time (or both) would constitute a default of any material obligation of the Company or any of its Subsidiaries under any Real Property Lease; (iii) to the Knowledge of the Company, no third party to any Real Property Lease is in default in the performance of any obligation of such party under any Real Property Lease and, to the Knowledge of the Company, no event has occurred which with the giving of notice or the passage of time (or both) would constitute a default of an obligation under any Real Property Lease by a third party to such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries has received written notice of any default or breach from any third party under any Real Property Lease; and (v) neither Company nor any of its Subsidiaries has given notice of any default to any third party under any Real Property Lease. Neither the Company nor any of its Subsidiaries has been a party to any lease, license or occupancy agreement related to any real property which expired or otherwise terminated or was assigned by the Company or its Subsidiary to a third party (without a release of the Company or its Subsidiary from the obligations thereunder) within the past sixty (60) months (each an “Expired Lease”). Neither the Company nor any of its Subsidiaries has received written notice of any Action or any other third party claim or allegation related to any Liability of the Company or any of its Subsidiaries under any Expired Lease.
(c)    The Company has made available to Parent true, accurate, and complete copies of each Real Property Lease and all side agreements or non-disturbance agreements related thereto.
(d)    Neither the Company nor any of its Subsidiaries has received written notice of any violation of any building code or zoning ordinance or other applicable Law affecting any Leased Real Property.
(e)    Except as set forth on Section 3.13(e) of the Company Disclosure Schedule, to the Knowledge of the Company, each parcel of Leased Real Property is fit and sufficient for the continued use and conduct of the Business as it is currently conducted.
SECTION 3.14    Intellectual Property.
(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (1) Patents, (2) Trademarks, (3) Copyrights and (4) domain name registrations and websites, in each case, used or held for use by the Company in the conduct of its business specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item. To the Knowledge of the Company, all registrations with Governmental Authorities in respect of any Company owned Intellectual Property that is registered are valid and in full force and effect.
(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material licenses and sublicenses pertaining to any third-party Intellectual Property used by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted, excluding off-the-shelf, shrink-wrap, click-wrap licenses or other licenses for commercially available software that were acquired for less than $100,000.
(c)    Section 3.14(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material licenses and sublicenses pertaining to any Intellectual Property owned by the Company and its Subsidiaries licensed to third parties.

(d)    To the Knowledge of the Company, the material Intellectual Property used or held for use by the Company or any of its Subsidiaries is not being infringed by any third party.
(e)    To the Knowledge of the Company, the Company and its Subsidiaries own or have valid licenses to use, free and clear of Encumbrances (except Permitted Encumbrances), all material Intellectual Property used by them or necessary for the operation of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries is in material default (or with the giving of notice or lapse of time or both, would be in material default) under any license it has to use Intellectual Property.
(f)    To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe any third-party rights in Intellectual Property in any material respect. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2010 from a third Person claiming that the continuing conduct by the Company or any of its Subsidiaries of its business has or will result in the infringement of any Intellectual Property owned or licensed by a third Person.
(g)    The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Intellectual Property.
(h)    To the Knowledge of the Company, the consummation of the transactions contemplated hereby will not alter, impair or extinguish the Intellectual Property owned by the Company or any of its Subsidiaries or any material component thereof.
SECTION 3.15    Certain Contracts.
(a)    Section 3.15(a) of the Company Disclosure Schedule lists the following Contracts to which the Company or one of its Subsidiaries is a party or pursuant to which any of its respective material properties or assets is currently bound (collectively, the “Listed Contracts”):
(i)    any Contract for the incurrence of indebtedness for borrowed money by the Company or one of its Subsidiaries or any Contract under which the Company or one of its Subsidiaries guaranteed the indebtedness for borrowed money of any other Person or any Contract relating to the issuance of letters of credit by or on behalf of the Company or any of its Subsidiaries;
(ii)    any Contract providing for the sale, assignment, license or other disposition of any asset of the Company or any of its Subsidiaries with a value in excess of $100,000 per annum, except for sales of inventory, sales of obsolete assets or sales of assets in the ordinary course of business;
(iii)    any partnership, limited liability company or joint venture agreement in which the Company or any of its Subsidiaries participates as a partner, member or joint venturer;
(iv)    any material sales agency, sales representation, distributorship, broker or franchise Contract that is (A) not terminable without penalty on 60 days’ notice or less; and (B) requires payment by the Company or any of its Subsidiaries in excess of $100,000 per annum;

(v)    any Contract that requires payment by the Company or any of its Subsidiaries in excess of $100,000 per annum, or provides for the Company or one of its Subsidiaries to receive any payments in excess of, or any property with a fair market value in excess of $100,000 per annum;
(vi)    any Contract that requires the Company or any of its Subsidiaries to share profits;
(vii)    all Contracts that materially restrain, limit or materially impede any of the ability of the Company or any of its Subsidiaries to: (A) compete with any Person or conduct any business or line of business; (B) acquire any product or other asset or any services from any other Person; or (C) solicit, hire or retain any Person;
(viii)    all Contracts of employment for employees and consultants of the Company or any of its Subsidiaries whose annual base salary or fee is, in each case, in excess of $100,000;
(ix)    all Contracts relating to Debt of any of the Company or any of its Subsidiaries;
(x)    all employment agreements, severance agreements, change of control agreements or employee termination arrangements that are not terminable at will by the Company or any of its Subsidiaries upon thirty (30) days or less notice without payment or penalty;
(xi)    all Contracts with any Affiliate or officer, director or employee of the Company or any of its Subsidiaries (other than Contracts covered by clause (viii) or (x) above);
(xii)    all leases or other agreements pursuant to which material personal or real property is leased to or from the Company or any of its Subsidiaries and which provide for payments by or to the Company or any of its Subsidiaries of more than $100,000 per year;
(xiii)    all Contracts relating to capital expenditures involving future payments which exceed $100,000 in any twelve (12)-month period;
(xiv)    all Contracts relating to the acquisition of any equity interests of any business enterprise;
(xv)    all Contracts providing for rebates, discounts, bonuses or commissions in excess of $100,000 (or in excess of $500,000 for all such Contracts);
(xvi)    all Contracts that require the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(xvii)    all co-packing or co-manufacturing Contracts with respect to the packaging or distribution of any product with a term of more than one (1) year;

(xviii)    (A) all Contracts for the future purchase of materials, supplies, equipment, raw materials, inventory, packaging or commodities or (B)  all advertising Contracts, in any such case (i.e. referring to each of (A) and (B), above) which has an aggregate future Liability or obligation to any Person in excess of $100,000 and is not terminable by the Company or any of its Subsidiaries or by notice of not more than sixty (60) days for a cost of less than $100,000;
(xix)    all management, service, consulting or other similar type of Contract, commitment or arrangement, in each case, which has an aggregate future liability to any Person in excess of $100,000;
(xx)    all material licenses and sublicenses pertaining to any third-party Intellectual Property used by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted, excluding off-the-shelf, shrink-wrap, click-wrap licenses or other licenses for commercially available software that were acquired for less than $100,000;
(xxi)    all Contracts with any Governmental Authority, the loss of which would materially adversely interfere with the operation of the business of the Company or any of its Subsidiaries as presently conducted;
(xxii)    all brokerage, management, service, maintenance or consulting Contracts which relates to any real property leased or used by the Company or any of its Subsidiaries (or any portion thereof) in each case which has an aggregate future Liability to any Person in excess of $100,000;
(xxiii)    all Contracts for any labor or material or improvement which relates to any real property leased or used by the Company or any of its Subsidiaries (or any portion thereof), in each case which has an aggregate future Liability in excess of $100,000;
(xxiv)    all Contracts between the Company or any of its Subsidiaries and any other Person wherein the Company or any of its Subsidiaries is required to provide, or entitled to receive, “most favored nation” or similar pricing preferences;
(xxv)    all Contracts or offers containing a right of first refusal or right of first offer or an option to purchase or lease or otherwise use any material asset or real property granted by or to the Company or any of its Subsidiaries; and
(xxvi)    all Contracts not otherwise identified in clauses (i) through (xxv) above that could reasonably be expected to have a Material Adverse Effect.
(b)    Each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company or its Subsidiary if a party thereto, except as may be limited by principles of public policy, and subject to (1) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (2) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding in equity or at Law); and neither the Company nor any of its Subsidiaries is in material breach or violation of, or material default under, any of the Listed Contracts to which it is a party, nor has the Company nor any of its Subsidiaries received any written notice that it has materially breached, violated or defaulted under any of the Listed Contracts to which it is a party.

(c)    A true copy (or detailed description if such Listed Contract is oral) of each Listed Contract has been made available by the Company to Parent.
(d)    Subject to obtaining the consents and approvals and giving the notices set forth in Section 3.5 of the Company Disclosure Schedule, each Listed Contract, upon execution of this Agreement and consummation of the transactions contemplated hereby, shall continue in full force and effect without material penalty or other material adverse consequence.
SECTION 3.16    Employee Benefit Matters.
(a)    Section 3.16(a)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all Employee Benefit Plans, which are sponsored by, maintained by, contributed to, or participated in by the Company or its Subsidiaries, or to which the Company or its Subsidiaries is a party, or under which current or former employees, officers, directors, or other service providers of the Company or its Subsidiaries benefit (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). The Company has delivered or made available to Parent and its agents and representatives copies of (i) all documents which comprise the most current version of each Company Benefit Plan and related service agreements; (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan; (iii) each trust agreement or other funding instrument; and ; and (iv) the most recent actuarial valuation report and any supplemental cost certificates (if any) filed with any Governmental Authority. No Company Benefit Plan is subject to Title IV of ERISA. No Company Benefit Plan provides post-retirement or post-employment medical coverage except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or under similar state or local laws.

(b)    Each Company Benefit Plan is in material compliance with, and has been administered and operated in all material respects in accordance with the applicable requirements of, ERISA and the Code and other requirements of Law (including filing requirements with Governmental Authorities). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Authority with respect to any Company Benefit Plan. Other than routine claims for benefits under the Company Benefit Plans, there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or anticipated, by any current or former employee, officer, director, service provider or beneficiary covered under any Company Benefit Plan or otherwise involving or with respect to any Company Benefit Plan.

(c)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the trust (if any) forming a part thereof, has received an opinion or advisory letter on which it is entitled to rely as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Code Section 501(a) and, to the Knowledge of the Company, nothing has occurred, whether by action or inaction, that could reasonably be expected to adversely affect, or cause the loss of, such qualification.

(d)    (i) No “reportable event” within the meaning of Section 4043 of ERISA (other than reportable events for which the notice period has been waived under the regulations to Section 4043 of ERISA) or “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Benefit Plan and no material tax, penalty or liability has been imposed or, to the Knowledge of the Company, could reasonably be expected to be imposed, pursuant to Section 4975 or Section 4976 of the Code or Title I of ERISA and (ii) the Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”).

(e)    There are no unpaid contributions due prior to the date hereof with respect to any Company Benefit Plan that are required to have been made.

(f)    With respect to each Company Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the PBGC, the United States Department of Labor, or any other governmental body, and (ii) there are no outstanding material liabilities for Taxes, penalties or fees.

(g)    None of the Company, any Subsidiary nor any ERISA Affiliate has incurred any liability or taken any action and, to the Knowledge of the Company, there is no action or event that could cause it or any ERISA Affiliate to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA).

(h)    Neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions shall: (i) entitle any current or former employee, officer, director or other service provider of the Company or any Subsidiary to severance or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee, former employee, officer, director or other service provider, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person that would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(i)    None of the Company, any Subsidiary or any ERISA Affiliate has filed a notice of intent to terminate any Company Benefit Plan or adopted any amendment to treat any such Company Benefit Plan as terminated. The PBGC has not instituted proceedings to terminate any Company Benefit Plan and, to the Knowledge of the Company, no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Benefit Plan.

(j)    With respect to each Company Benefit Plan, such Company Benefit Plan permits the Company or a Subsidiary to amend or terminate the Company Benefit Plan at any time and without any liability, or permits the Company or a Subsidiary to terminate its participation in such Company Benefit Plan at any time and without any liability, except for claims incurred prior to such amendment or termination, as may be required by Law, vested benefits which cannot be modified, and for administrative expenses associated with such termination or amendment.

(k)    Section 3.16(k) of the Company Disclosure Schedule sets forth a complete list of the names of all current employees and other natural person service providers of the Company and the Subsidiaries who are employed by or provide services for the Company or any Subsidiary as of the date stated thereon, including, and indicating as such, any such employees who are on authorized leaves of absence, leaves of absence pursuant to legally mandated programs or policies, or short-term disability or long-term disability and any date on which any such employee is expected to return to active employment, including with respect to each such employee and other service provider, such employee’s or service provider’s job title, current salary and bonus amounts, severance obligations, deferred compensation paid or payable, commission information and the geographic location of the facility that is the principal place of employment or service. The Company have delivered to the Parent true, complete and correct copies of all written agreements (or true, correct and complete written summaries of oral agreements) with each officer, employee, natural person consultant and independent contractor of the Company or any Subsidiary that relate to compensation for services rendered (or to be rendered), bonus arrangements, severance obligations and deferred compensation (collectively, the “Service Agreements”). Except for the Service Agreements, there are no other agreements (written or oral) with any other individual relating to the provision of services of or to any of the Company or any Subsidiaries, bonus payments, severance obligations or deferred compensation.

(l)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1), excluding any grandfathered amounts which have not been materially modified for purposes of Code Section 409A) has, to the Knowledge of the Company, been operated since January 1, 2005, in material compliance with the applicable provisions of Code Section 409A, and since January 1, 2009 has been in material documentary compliance with the applicable provisions of Code Section 409A; and neither the Company nor any Subsidiary has been required to report any Taxes due as a result of a material failure of an Employee Benefit Plan to comply with Code Section 409A. No Company Option has an exercise price that was less than the fair market value of the Company Common Stock on the date of grant as determined under Code Section 409A or is otherwise in material violation of Code Section 409A. Neither the Company nor any of its Subsidiaries nor any current or former employee or independent contractor of the Company or any of its Subsidiaries have incurred any material Liabilities (including as a result of any indemnification, reimbursement, “gross-up” or similar obligation) arising out of or relating to Code Section 409A, and no condition exists that would reasonably be expected to subject such Person to any material Liabilities (including as a result of any indemnification obligation) arising out of or relating to Code Section 409A.

SECTION 3.17    Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any labor agreement with respect to its employees with any labor organization, group or association, nor, to the Knowledge of the Company, have there been any attempts to organize the employees of the Company or its Subsidiaries during the one (1) year period prior to the date of this Agreement. There is no labor strike, labor disturbance, work stoppage, slowdown, lockout or labor controversy pending against the Company or its Subsidiaries or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries have not experienced any such labor controversy within the last three (3) years. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act or any other similar state or local law that remains unsatisfied. Within the past three (3) years there have been no written complaints received by the Company or any of its Subsidiaries, and no complaint filed with any Governmental Authority, alleging employment discrimination, wage and hour violations or other unfair labor practice, pertaining to any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of, or relating to, the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
SECTION 3.18    Environmental Matters. (i) The Company is in compliance in all material respects with all Environmental Laws; (ii) to the Knowledge of the Company no Hazardous Material is present at any of the real property leased by the Company or its Subsidiaries in violation of any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has engaged in any Hazardous Materials Activity in violation in any material respect of any applicable Environmental Law; (iv)  no Action (but qualified as to the Knowledge of the Company with respect to any Action that is other than an action, suit or proceeding) is pending, or, to the Knowledge of the Company, has been threatened, against the Company or its Subsidiaries concerning any of the Hazardous Materials Activities of the Company or its Subsidiaries, or Hazardous Materials Activity on any of the Leased Real Property; and (v) the Company has not received any written notice from any Governmental Authority related to any actual or potential violation of any Environmental Law.

SECTION 3.19    Related Party Transactions.
(a)    Except as listed on Section 3.19(a) of the Company Disclosure Schedule, no Related Party has had, either directly or indirectly, a material interest in the last three (3) years in: (i) any Person which purchases from or sells, licenses or furnishes to the Company or its Subsidiaries any goods, property, technology, intellectual or other property rights or (ii) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected (other than rights to receive compensation for services performed as an officer, director or employee of the Company of its Subsidiaries).
(b)    Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, there are no: (i) bonus, golden parachute, retirement, retention, change of control, termination, severance, or other benefit or enhanced benefit arrangements with respect to any employees or consultants of the Company or any of its Subsidiaries, (ii) acceleration of the time of payment or vesting of any benefits otherwise payable under any Company Benefit Plan, other than under the Company Option Plan, or termination of such plan other than at the sole and unfettered discretion of any of the Company or any of its Subsidiaries, as applicable, in each case, resulting from the execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement or the consummation of any of the transactions contemplated in this Agreement or the other Transaction Documents, or (iii) agreements between the Company or any of its Subsidiaries and Nestle US, Inc. (or its Affiliates).
SECTION 3.20    Insurance. The physical properties, assets and business of the Company and its Subsidiaries are insured to the extent disclosed on Section 3.20 of the Company Disclosure Schedule attached hereto and all such insurance policies and arrangements are disclosed therein. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. Neither the Company nor any of its Subsidiaries is in default with respect to any of the provisions contained in such insurance policy nor have they failed to give any notice or present any claim under any such insurance policy in a timely fashion. All premiums due and payable with respect to each policy have been paid.
SECTION 3.21    Personal Property; Sufficiency.
(a)    The Company and each of its Subsidiaries has good, valid and marketable title to all material items of personal property and other assets, whether tangible or intangible, owned by it, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to it (collectively, the “Personal Property”), in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. Without limiting the foregoing, no Related Party owns or possesses any of the assets used by the Company and each of its Subsidiaries in their business.
(b)    The assets, properties and rights of the Company and each of its Subsidiaries reflected in the Company Financial Statements (including the notes thereto) or acquired since the Balance Sheet Date comprise and, following the Closing and after giving effect to the transactions contemplated hereby, shall comprise, all assets, properties and rights necessary for the operation or conduct of the Company’s and each of its Subsidiaries’ business as currently conducted in all material respects, and all Personal Property is in the aggregate in all material respects in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

SECTION 3.22    Inventory. All inventory of the Company and each of its Subsidiaries (including finished goods, all work in process, intermediaries, goods in transit, raw materials, ingredients, components, packaging materials, labels, and all other materials and supplies used or held for use in the production of goods or products), whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice (except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established) and are valued at the lower of cost or market with cost determined using a weighted-average cost methodology. All such inventory is owned by the Company and each of its Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances, and is located at one or another of the addresses listed in Section 3.22 of the Company Disclosure Schedule or is in transit. No inventory is held on a consignment basis. A description of each of the Products of the Company and each of its Subsidiaries, together with the SKU relating to each such Product, is set forth in Section 3.22 of the Company Disclosure Schedule.
SECTION 3.23    Accounts Receivable. All accounts receivable of the Company and each of its Subsidiaries that are reflected on the Company Financial Statements or the accounting records of the Company and each of its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of business and constitute only valid claims of the Company and each of its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal trade deductions, grocers reserve, cash discounts accrued in the ordinary course of business consistent with past practice. The invoicing of Accounts Receivable by the Company and each of its Subsidiaries has been performed accurately in all material respects.
SECTION 3.24    Material Suppliers and Customers. Section 3.24 of the Company Disclosure Schedule sets forth the names of the ten (10) suppliers, the five (5) outsourced contract manufacturers and the ten (10) customers, together with the aggregate amount of sales made to each such customer and purchases made from each supplier and manufacturer, respectively, to whom the Company and its Subsidiaries paid or from whom the Company and its Subsidiaries have received the greatest sum of money in respect of services, products or materials provided to or from the Company and its Subsidiaries during the year ended December 31, 2012 and for the period from January 1, 2013 through June 30, 2013. Since December 31, 2012, none of the suppliers, manufacturers or customers listed in Section 3.24 of the Company Disclosure Schedule has notified any of the Company or any of its Subsidiaries that it is canceling or otherwise terminating or materially and adversely altering, or that it intends to cancel or otherwise terminate or materially and adversely alter, its relationship with the Company or any of its Subsidiaries.
SECTION 3.25    Bank Accounts. Section 3.25 of the Company Disclosure Schedule lists each current bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. Neither Equityholders’ Representatives nor any of its Affiliates holds or otherwise maintains or has access to any of the cash or cash equivalents of the Company or any Subsidiary.
SECTION 3.26    Powers of Attorney. Section 3.26 of the Company Disclosure Schedule lists each power of attorney or other similar Contract under which Company or any of its Subsidiaries have granted a power of attorney or other similar power (each, a “Power of Attorney”).

SECTION 3.27    Brokers. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), which is entitled to certain advisory fees in connection with this Agreement (the “ML Payment Amount”), neither the Company nor any of its Subsidiaries has entered into any contract or other arrangement or understanding (written or oral, express or implied), with any Person which may reasonably result in the obligation of the Company or its Subsidiaries to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
SECTION 3.28    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents, consultants or representatives. Except for the representations and warranties contained in Article III hereof (as modified by the Company Disclosure Schedule), the Company hereby disclaims, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates, including any such information provided in any dataroom). Neither the Company nor any of its Subsidiaries make any representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the future probable success or future profitability of the Company or any of its Subsidiaries.
ARTICLE IV.
INTENTIONALLY OMITTED

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
SECTION 5.1    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of each of Parent and Merger Sub, by Parent as holder of all outstanding shares of capital stock of Merger Sub and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent to be so qualified or in good standing, would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
SECTION 5.3    Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the organizational documents of Parent or Merger Sub; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.
SECTION 5.4    Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; (iii) the expiration or termination of the applicable waiting periods under, or the receipt of approvals under, the HSR Act; and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent and Merger Sub, have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.
SECTION 5.5    Litigation and Governmental Orders. (i) There are no Actions pending against Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”), or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, or any of the directors or officers of Parent, Merger Sub or any Parent Subsidiaries in their capacity as directors or officers of Parent, Merger Sub or any Parent Subsidiaries that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would have a material adverse effect on Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.6    Ability to Perform. Parent has currently available cash funds sufficient for Parent to pay the Purchase Price-To Owners at Closing, the General Escrow Amount, the Certain Matters Escrow Amount, the Change in Control Payments payable to the TBP Participants and the SBP Participants at Closing and the Indebtedness Payment.
SECTION 5.7    Due Diligence Investigation. Parent has had an opportunity to discuss the business, management, operations and finances of the Company and its Subsidiaries with their respective officers, directors, employees, agents, consultants, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company and its Subsidiaries. Parent has conducted its own independent investigation of the Company and its Subsidiaries.
SECTION 5.8    Brokers. Except for fees payable to Credit Suisse Securities (USA) LLC, which is entitled to certain advisory fees in connection with this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.
SECTION 5.9    No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).
ARTICLE VI.
ADDITIONAL AGREEMENTS
SECTION 6.1    Conduct of the Company Prior to the Effective Time.
(a)    Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise expressly provided by this Agreement or set forth in the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 7.1 (the “Pre-Closing Period”), the Company and each of its Subsidiaries shall (i) conduct the Business in the usual, regular and ordinary course consistent with past practice and (ii) use commercially reasonable efforts, consistent with past practices and policies, to maintain the assets and properties of the Company and its Subsidiaries in their current condition, normal wear and tear excepted, and the goodwill of customers and suppliers.
(b)    Immediately prior to the Closing, the Company shall be permitted to pay any Company Transaction Expenses. To the extent that the Company does not have sufficient Closing Date Net Working Capital to pay off all Company Transaction Expenses, Parent shall, or shall cause the Surviving Corporation to, pay to the applicable parties such unpaid expenses (“Unpaid Company Transaction Expenses”) promptly following the Effective Time upon the Company’s delivery of proper invoices prior to the determination of the Net Working Capital Adjustment Statement.

(c)    Except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)    issue (A) any capital stock of the Company, except upon the conversion of Company Preferred Stock or the exercise of Company Options outstanding on the date of this Agreement, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any capital stock of the Company;
(ii)    except in the ordinary course of business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company, other than Permitted Encumbrances;
(iii)    except in the ordinary course of business, sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of the Company having a value, in any individual case, in excess of $100,000 or any Leased Real Property (or any portion thereof or interest therein);
(iv)    acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or equity interest by any other manner;
(v)    (A) enter into or amend any Company Benefit Plan, employment, deferred compensation, severance or similar agreement; or (B) pay or agree to pay any benefit (including severance or termination pay) to present or former directors, officers, employees or other service providers, except as may be expressly required by Law or any Company Benefit Plan disclosed in Section 3.16(a)(i) of the Company Disclosure Schedule;
(vi)    materially change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than such changes required by GAAP or Tax Law, as applicable;
(vii)    amend the Organizational Documents;
(viii)    declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock of the Company, or redeem, purchase or acquire any shares of capital stock of the Company (except in connection with the repurchase of any Company Capital Stock in accordance with the terms of any agreements entered into with employees or consultants to the Company);
(ix)    make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amendment to a filed Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any rights to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if same would increase the Tax Liability of the Company or its Subsidiaries for any taxable period ending after the Closing Date;

(x)    take any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions;
(xi)    incur Debt in an aggregate principal amount exceeding $100,000 (net of any amounts of Debt discharged during such period), except Debt permitted by the Credit Agreement;
(xii)    effect any dissolution, winding-up, liquidation or termination of the Company or any of its Subsidiaries;
(xiii)    materially amend or terminate any Listed Contract or lease for Leased Real Property or waive, relinquish or assign any material rights or claims thereunder or enter into any Contract outside the ordinary course of business that would have been a Listed Contract or lease of Leased Real Property had it been entered into prior to the date hereof;
(xiv)    settle or compromise any material litigation, or waive or release any rights of material value, or cancel, compromise, release or assign any material Debt owed to it or any material claims held by it;
(xv)    make capital expenditures in excess of $100,000 in the aggregate, except as contemplated by the 2013 fiscal year budget of the Company and its Subsidiaries, a copy of which has been made available to the Parent;
(xvi)    cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
(xvii)    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;
(xviii)    except in the ordinary course of business, sell, transfer, license, sublicense or otherwise dispose of any Intellectual Property, or amend or modify any existing agreements or rights with respect to any material Intellectual Property of, or used by, the Company or its Subsidiaries;
(xix)    waive any benefits of, agree to modify in any manner, terminate or release any Person from or fail to enforce any confidential or similar agreement to which any of the Company or its Subsidiaries is a party or a beneficiary;
(xx)    acquire any real property or any interest in real property;
(xxi)    make any payments to a Related Party outside of the ordinary course of business consistent with past practice in connection with the Company or its Subsidiaries; or
(xxii)    enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c).

SECTION 6.2    Conduct of Parent and Merger Sub Prior to the Closing. During the Pre-Closing Period, neither Parent nor Merger Sub shall take, or cause to be taken, any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions.
SECTION 6.3    Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause the Company’s officers and employees and representatives to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, personnel, properties, books and records of the Company and its Subsidiaries; (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial, operating and other data and other information regarding the assets, properties and business of the Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; and (iii) permit the Parent and its officers, employees and authorized agents and representatives, with an authorized officer of the Company, to contact or communicate with customers, suppliers, contract manufacturers and business partners at the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement or concerning their relationship with the Company and its Subsidiaries; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company, its Subsidiaries nor the Equityholders shall be required to disclose any information to Parent pursuant to this Section 6.3 if such disclosure would, in the sole discretion of the Company or the Equityholders’ Representative, (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated hereby are not consummated, (b) jeopardize any attorney-client or other legal privilege or (c) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
SECTION 6.4    Confidentiality. Parent and Merger Sub hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, at which time it shall terminate, such that the information obtained by Parent and Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement until the Effective Time.
SECTION 6.5    Efforts; Consents; Regulatory and Other Authorizations.
(a)    Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Company Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to any material modifications of the terms and conditions of any agreements with third parties, and no such modifications shall be made to any Contract of the Company or any of its Subsidiaries without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The parties to this Agreement shall not knowingly take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b)    In furtherance and not in limitation of the terms of Section 6.5(a), to the extent required by applicable Law, each of Parent and the Company shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement (including a request for early termination of the applicable waiting period under the HSR Act), shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general. Parent shall pay all application fees required in connection with any filing required under antitrust Laws. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall consult and cooperate with the Parent in connection with all notices, filings, applications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company and its Subsidiaries in connection with obtaining all consents and approvals from any Governmental Authorities necessary to consummate the transactions contemplated hereby or under this Agreement or the other Transaction Documents. The Company and its Subsidiaries shall promptly notify the Parent of any substantive communications from or with any Government Authority with respect to the transactions contemplated by this Agreement and the other Transaction Documents and will use their reasonable commercial efforts to ensure, to the extent permitted by Law, that the Parent, or its outside counsel where appropriate, are involved in any substantive communications and invited to attend meetings with, or other appearances before, any Government Authority with respect to the transactions contemplated by this Agreement and the other Transaction Documents.
(c)    In furtherance of and not in limitation of the terms of Section 6.5(a), the Company shall use commercially reasonable efforts (i) to obtain no later than 11:59 p.m. Pacific Time on the date of this Agreement the approval of the Merger by Lurie Investment Fund, L.L.C. and all of its Affiliates who own Company Capital Stock by irrevocable written consent in accordance with the requirements of the DGCL and the Company Certificate of Incorporation and the Company Bylaws; and (ii) to obtain within ten (10) days of the date of this Agreement the approval of the Merger by all of the other stockholders of the Company by irrevocable written consent in accordance with the requirements of the DGCL and the Company Certificate of Incorporation and the Company Bylaws (collectively, the “Company Stockholder Consent”). The materials submitted to the Company’s stockholders in connection with the Company Stockholder Consent shall include information regarding the Company, the terms of this Agreement and the Merger and the recommendation of the Company’s board of directors that the Company’s stockholders vote their shares of Company Capital Stock in favor of the adoption of this Agreement; provided, however, that the Company’s board of directors may change such recommendation if the Company’s board of directors determines that it must take such action in order to comply with its fiduciary duties under applicable Law.

SECTION 6.6    Closing Date Allocation Schedule. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent the Closing Date Allocation Schedule, and thereafter through the Closing any interim updates to the Closing Date Allocation Schedule as necessary for the information reflected thereon to be accurate in all material respects as of the Closing Date.
SECTION 6.7    Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.
SECTION 6.8    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Subsidiary would have been permitted under applicable Law and under the Company Certificate of Incorporation and Company Bylaws, or under any Subsidiary’s articles of incorporation or bylaws as applicable, as in effect on the date of this Agreement, to indemnify such Company Indemnified Parties and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 6.8(a) to the fullest extent permitted under applicable Law or, if greater, under the Company Certificate of Incorporation and Company Bylaws or the articles of incorporation or bylaws of any Subsidiary as applicable; provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Company Certificate of Incorporation and Company Bylaws, or the articles of incorporation or bylaws of any Subsidiary as applicable, and pursuant to this Section 6.8(a).
(b)    For a period of six (6) years following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation for itself to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policy (copies of which have been made available to Parent) with coverage in amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing coverage; provided, however, that (i) the cost of such insurance shall be deemed to be a Company Transaction Expense, and (ii) in no event shall the Company be required to expend, on an annualized basis, in the aggregate in excess of three hundred percent (300%) of the annual premium currently paid by the Company and any of its Subsidiaries for such coverage, and if such premium would at any time exceed three hundred percent (300%) of the amount currently paid by the Company and its Subsidiaries, then Parent or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to three hundred percent (300%) of such amount (and such aggregate amount shall be deemed to be a Company Transaction Expense); and provided, further, that this Section 6.8(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 6.8(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement (and such aggregate amount shall be deemed to be a Company Transaction Expense).

(c)    Parent hereby agrees that it will not (i) cause or permit the Surviving Corporation or any of its Subsidiaries to amend or modify the indemnification provisions in the organizational documents of the Surviving Corporation or any such Subsidiary, (ii) amend or revoke any indemnification agreement between the Surviving Corporation or any of its Subsidiaries and any director or officer currently in effect, in each case, in any way that diminishes or adversely affects the indemnification or exculpation provisions provided therein or herein.
(d)    In the event that Parent, the Surviving Corporation or its successors and assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, fulfill and comply with the indemnification and other obligations set forth in this Section 6.8.
(e)    Parent and Merger Sub acknowledge and agree that, to the extent that a Company Indemnified Party is entitled to be indemnified by Parent or any Affiliate of Parent as contemplated by this Section 6.8 and by any Equityholder or Affiliate of an Equityholder, (i) the obligations of Parent and the Surviving Corporation hereunder shall be primary, and the obligations of any relevant Equityholder, its Affiliates or insurer shall be secondary, (ii) the Company Indemnified Party shall proceed first against Parent and the Surviving Corporation and any insurer under any policy maintained by Parent or the Surviving Corporation, and second, if indemnification is not provided by Parent or the Surviving Corporation or any such insurer on a timely basis, against any insurer under a policy maintained by any such Equityholder or its Affiliates, (iii) Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any Company Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement; and (iv) neither Parent nor the Surviving Corporation shall be entitled to contribution or indemnification from or subrogation against any such Equityholder or insurer under a policy maintained by such Equityholder or any of its Affiliates other than the Company or any of its Subsidiaries.
(f)    Each of Parent, Merger Sub and their respective Affiliates (determined after the Effective Time) covenants for itself and its respective successors, assigns, heirs, legatees and personal representatives that it shall not institute any lawsuit or other legal proceeding against any of the current or former officers, directors or managers of the Company or any of its Subsidiaries, in their capacity as such, with respect to any Damages or other liabilities, actions or causes of action, judgments, claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from or relating to actions occurring prior to the Closing, whether or not such Person would be entitled to indemnification by the Company under this Section 6.8, other than as referred to in Section 9.3(d).
(g)    The terms and provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.8.
SECTION 6.9    Employment and Employee Benefit Matters.

(a)    Immediately following the Closing Date, all employees of the Company and any Subsidiary shall remain employed by the Surviving Corporation or Subsidiary that employed them as of the Closing Date. Nothing herein shall require Parent or the Surviving Corporation to continue to employ any of the employees for any specified period of time following the Closing Date.
(b)    No later than ten (10) days prior to the Closing, but effective as of the Closing, Parent shall cause the Surviving Corporation to offer the Covered Employees continued employment, the base salary of which is not less than their base salaries as in effect on the date hereof and the total compensation and benefits of which offers shall be on terms and conditions that are in the aggregate at least comparable to the terms and conditions for similarly situated employees of Parent, provided, however, that such eligibility to participate in Parent Plans shall begin on the Closing Date. Any Covered Employee employed by the Company immediately before the Closing and who accepts such offer of continued employment with the Surviving Corporation (or any Affiliate of the Surviving Corporation) is referred to herein as a “Transferred Employee.”
(c)    Parent shall cause the Surviving Corporation to grant all Transferred Employees credit after the Closing for continuous service with the Company or any of its Subsidiaries and their respective predecessors prior to the Closing (to the extent such service was recognized by the Company and its Subsidiaries) for purposes of participation and vesting and, in the case of any Surviving Corporation severance plan or program (if any), recognize prior service with the Company to such employees for years of service calculations in any new Parent Plan in which such employees may be eligible to participate after the Closing Date; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service or to the extent such service relates to benefit accrual under a pension or retirement plan. Parent will cause the Surviving Corporation to cause to be waived any waiting period and preexisting condition limitations applicable to Transferred Employees under any self-funded group health plan maintained by the Surviving Corporation or any of its Affiliates (and use reasonable good faith efforts to cause the insurance company to waive such limitations and conditions with respect to any insured group health) in which such Transferred Employees are otherwise permitted to participate, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date. Parent will, and shall cause the Surviving Corporation to, take all action necessary to ensure that, to the extent permitted under applicable Parent Plans or agreed to by the applicable insurance company, such Transferred Employees are given full credit for all copayments, coinsurance and deductibles incurred under any group health plan sponsored by the Company or any of its Affiliates for the plan year that includes the Closing Date for the purposes of satisfying the maximum out-of-pocket expense limitations and deductibles under any group health plan sponsored by the Surviving Corporation or any of its Affiliates in which Transferred Employees participate after the Closing Date, provided that the Company provides all data reasonably requested by the Parent to the Parent ten (10) days prior to the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits nor any refunds in amounts already paid.

(d)    Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company and its Subsidiaries, as applicable, shall terminate the Premier Nutrition Corporation 401(k) Plan, and any other Company Benefit Plan intended to be qualified under Code Section 401(a) , effective prior to the Effective Time or such other time requested by Parent.

 (e)    No later than ten (10) days prior to the Closing, the Company shall provide Parent with a complete list of all participants in the Bonus Plans and the Company’s 2013 EBITDA bonus program, and the expected amounts (target amounts in the case of the Company’s 2013 EBITDA bonus program) to be paid to each participant, without deductions for withholdings and other required deductions. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company and its Subsidiaries, as applicable, shall terminate the Bonus Plans, except for the Company’s Amended and Restated Transaction Bonus Plan, the Company’s 2013 Special Bonus Plan and the “Premier Bonus” program for David Ritterbush as described in the letters dated January 26, 2012 and April 25, 2013, effective immediately prior to the Effective Time or such other time requested by Parent, shall obtain signed releases from all TBP Participant and SBP Participants, in form reasonably acceptable to the Parent and shall perform all of the foregoing in accordance with all applicable requirements of Law. Immediately following the Effective Time, Parent or the Surviving Corporation shall pay all amounts to be paid to such participants in the Bonus

Plans, less all withholdings and other required deductions as provided by the Company prior to Closing, pursuant to Section 2.9(a)(vi).

(f)    All contributions and payments (including salary deferral reductions elected by employees) with respect to Company Benefit Plans that are due and owing or required to be made by the Company with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing date) have been, or will be, made before the Closing Date, or as soon thereafter as administratively feasible or in accordance with applicable Law, in accordance with the appropriate plan document, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code.

(g)    In the event a payment made or benefit received as a result of the transactions contemplated under this Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then no later than 10 Business Days prior to the Closing Date the Company will provide Parent a schedule providing the information and calculations relating to such payments, the underlying information used to ascertain the payments and any other information reasonably requested by Parent.

(h)    In addition, prior to the Closing, the Company and the Subsidiaries shall take such actions as Parent may request to terminate, freeze or amend all or certain of the Company Benefit Plans in the manner requested by Parent, effective immediately prior to the Effective Time or such other time requested by Parent.  Nothing contained in this Agreement limits the right of Parent or the Surviving Corporation at any time and from time to time, to modify or terminate, in whole or in part, any of the Company Benefit Plans.

(i)    The Company shall promptly provide Parent with all information and data reasonably requested by Parent relating to the employees of the Company and its Subsidiaries or in connection with the Parent’s rights and obligations under this Section 6.9, including exchanging information and data relating to employee benefits, plan coverage (except to the extent prohibited by applicable Law), and providing copies of child support orders, qualified medical child support orders, tax levies, garnishments, qualified domestic relations orders and other wage or other deductions affecting the employees of the Company and its Subsidiaries, in all cases to the extent known by the Company.
(j)    The provisions of this Section 6.9 are for the sole benefit of the parties to this Agreement and nothing contained in this Agreement (i) is intended or shall be construed to confer upon any Transferred Employee or other Person any right to employment or service, or continued employment or service, for any period of time by reason of this Agreement, (ii) is intended or shall be construed to confer or shall confer upon any current or former employee or other Person (or their dependents, spouses or beneficiaries) any rights as a third party beneficiary of this Agreement or any legal or equitable rights or remedies, including, without limitation, the right to enforce the provisions of this Agreement, or (iii) shall establish, modify or amend any employee benefits plan, program or arrangement covering a Transferred Employee or other Persons, any individual agreements, collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment or service applicable to a Transferred Employee or other Person.

(k)    Prior to Closing, with respect to the Company’s Amended and Restated 2012 Transaction Bonus Plan, the Company shall perform all actions necessary to correct any failures or make any clarifications under Code Section 409A such that participants thereunder have no adverse tax consequences under Code Section 409A as a result of their participation therein, including (i) adopting an amendment to such plan to clarify its terms in compliance with Code Section 409A, in such form as the Company and Parent may agree, and (ii) taking all other actions required under IRS Notice 2010-6, as amended, in such form, time and manner as agreed upon by the Company and Parent, in order to give effect to any such corrections, except to the extent that the Company and Parent determine and agree that any such action must be performed following the Closing.  The Company shall deliver to Parent an executed amendment clarifying the definition of Liquidity Event in such plan in a manner consistent with Code Section 409A prior to the Closing.

(l)    Prior to adopting the documentation for the Company’s 2013 Special Bonus Plan the Company shall present such documentation to Parent and allow Parent to review and comment on such documentation prior to its adoption to ensure compliance with applicable Law, including, without limitation, Code Section 409A.

SECTION 6.10    Tax Matters.
(a)    The Equityholders’ Representative, the Company and Parent agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or Equityholders, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.
(b)    Parent or the Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods that are filed after the Closing Date; provided, however, that prior to filing such Tax Returns, Parent or the Surviving Corporation shall allow the Equityholders’ Representative to review and comment on such Tax Returns at least ten (10) days prior to filing such Tax Returns.
(c)    All Tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Surviving Corporation and its Subsidiaries shall not be bound thereby or have any liability thereunder.
(d)    Parent and its Affiliates shall not make any election under Code Section 338 (or state law equivalents) with respect to the transactions contemplated by this Agreement.

(e)    All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be treated as Company Transaction Expenses. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

(f)    The Company and its Subsidiaries shall deliver to Parent copies of all Tax Returns described in Section 7.2(h) and any other Tax Returns to be filed at least ten (10) days prior to filing such Tax Returns and shall provide Parent with the opportunity to review and comment on such Tax Returns; provided, however, that the Company shall be allowed to file the Tax Returns for 2012 after such ten (10) day period.

SECTION 6.11    Notification of Certain Matters; Disclosure Schedules; Supplementation and Amendment of Schedules. At any time after the date of this Agreement and prior to the Closing, the Company shall give notice to Parent, and Parent shall give notice to the Company, promptly upon becoming aware of any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect. From time to time prior to the Closing, the Company may supplement or amend the Company Disclosure Schedule with respect to any matter which, if known, existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule; provided, however that such supplements or amendments to the Company Disclosure Schedule shall not be deemed to amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder; provided, further, if the Closing shall occur, then Parent and Merger Sub shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.
SECTION 6.12    Preservation of Books and Records. Parent and its Affiliates (including, after the Closing, the Surviving Corporation) agree to preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company’s business in the possession of Parent and its Affiliates for a period of seven years after the Closing Date (the “Record Retention Period”). The Equityholders’ Representative, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records. Parent and its Affiliates shall provide the Equityholders’ Representative with, or cause to be provided to the Equityholders’ Representative, such original books and records as such Person shall reasonably request in connection with any lawsuit or other legal proceeding to which any Equityholder is a party or in connection with the requirements of any law applicable to any Equityholder.
SECTION 6.13    Additional Tax Covenants.
(a)    Any refund of Taxes (a “Refund”) received by or credited to the account of the Surviving Corporation or any of its Subsidiaries in respect of any Pre-Closing Tax Period shall be applied by the Surviving Corporation or the applicable Subsidiary as a credit towards any underpayment of Taxes by the Company or its Subsidiaries during any Pre-Closing Tax Period (or retained by the Surviving Corporation for such purpose) and, upon the expiration of the statute of limitations period for the Pre-Closing Tax Period, Parent shall, or shall cause the Surviving Corporation or any of its Subsidiaries, as applicable, to pay, any remaining Refund (without interest or any addition thereto) to the Equityholders’ Representative on behalf of the Equityholders. For purposes of this Section 6.13(a), “Refund” shall include actual receipt of a refund or interest. Any amounts payable under this Section 6.13(a) shall constitute an adjustment in the Purchase Price.
(b)    In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

SECTION 6.14    Exclusivity. Until the earlier of the Closing Date and such time as this Agreement is terminated in accordance with Article VIII, the Company shall, shall cause the Company’s Subsidiaries, and shall instruct its and their respective Affiliates, directors, officers, employees and other representatives not to, directly or indirectly, participate in, invite, solicit, entertain, initiate, encourage or enter into any negotiation, discussion or agreement with any Person with respect to an acquisition of any of the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries (other than the inventory of the Company or any of its Subsidiaries in the ordinary course of business or obsolete equipment) or any divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving the Company or any of its Subsidiaries (collectively, a “Proposed Transaction”). The Company shall, shall cause the Subsidiaries and shall instruct its and their respective Affiliates, directors, officers, employees and other representatives to, immediately cease and cause to be terminated all existing discussions, activities and negotiations with any Person with respect to any Proposed Transaction.
ARTICLE VII.
CONDITIONS TO CLOSING
SECTION 7.1    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the part of Parent or Merger Sub to consummate the transactions contemplated hereby; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects; and (iii) the Company shall have received an officer’s certificate of each of Parent and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.1(a).
(b)    No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other material transactions contemplated by this Agreement.
(c)    HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d)    Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.
(e)    Escrow Agreement. Parent, the Equityholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.
SECTION 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 shall be true and correct in all material respects at and as of the Closing Date; (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct in all respects at and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect; (iii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iv) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i), (ii) and (iii) of this Section 7.2(a).
(b)    No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.
(c)    Consents and Approvals. All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated by this Agreement shall have been obtained, and all consents and approvals from other Persons set forth in Schedule 7.2(c) attached hereto shall have been obtained in form and substance reasonably satisfactory to Parent.
(d)    HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.
(e)    Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.
(f)    Escrow Agreement. The Equityholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(g)    Resignation. Each officer identified by Parent and each director of the Company and its Subsidiaries shall have resigned from their positions as an officer or director of the Company and its Subsidiaries (but such resignations shall not constitute terminations of employment for any officers or directors who are also employees of the Company).
(h)    No MAE. No Material Adverse Effect shall have occurred since the date of this Agreement.

(i)    Tax Returns. The Company shall have filed all Tax Returns for itself and its Subsidiaries for the tax year ended December 31, 2012 and shall have filed any other Tax Returns for which the Company or any of its Subsidiaries has received an extension to file for tax years ending prior to December 31, 2012.
(j)    Customer Relationship. Costco shall not have notified the Parent, Company or any of its Subsidiaries that it is canceling or otherwise terminating or materially and adversely altering, or that it intends to cancel or otherwise terminate or materially and adversely alter, its relationship with the Company or any of its Subsidiaries.
(k)    Ritterbush Agreements. That certain letter agreement concerning employment entered into between the Company and David W. Ritterbush and that certain non-competition agreement entered into between the Company and David W. Ritterbush both dated as of the date of this Agreement shall be in force and effect.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Parent and the Company;
(b)    by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 8.1(b) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;
(c)    by Parent by giving written notice to the Company if there is any breach of any representation, warranty or covenant of the Company contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.2 and that remains uncured on the earlier of (i) the date which is thirty (30) days following the Company’s receipt of written notice thereof from the Parent and (ii) the Fall-Apart Date;
(d)    by the Company by giving written notice to Parent if there is any breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.1 and that remains uncured on the earlier of (i) the date which is thirty (30) days following the Parent’s receipt of written notice thereof from the Company and (ii) the Fall-Apart Date;
(e)    by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before December 31, 2013 (the “Fall-Apart Date”), unless the failure to consummate the Merger on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 7.1(e);

(f)    by Parent by giving written notice to the Company to the extent any supplement or amendment to the Company Disclosure Schedule pursuant to Section 6.11 identifies a material and adverse change to the information set forth in the Company Disclosure Schedule as of the date of this Agreement; or
(g)    by Parent in the event that the Required Company Stockholder Vote is not obtained by 11:59 p.m. Pacific Time on the date of this Agreement.
SECTION 8.2    Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 8 1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 6.4, this Section 8.2 and Article X shall remain in full force and effect and shall survive any termination of this Agreement in accordance with Section 8.1.
ARTICLE IX.
INDEMNIFICATION
SECTION 9.1    Survival. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement, or in any other certificate executed by any party to another party in connection with this Agreement, shall survive in full force and effect until the General Escrow Expiration Date (and shall not be affected by any investigation made by the Parent, either before or after the date of this Agreement) after which date no claim may be made for breach thereof, except that (i) all covenants and agreements that by their terms apply, or that are to be performed in whole or in part at or after the Closing, shall survive from and after the Effective Time for the period provided in such covenant or agreement, if any, or otherwise until fully performed, including with respect to Parent’s obligations to pay the Future Payment Amounts; (ii) the covenants and agreements contained in this Article IX and Article X shall survive indefinitely except as expressly set forth herein; and (iii) the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing; provided, however, that any claims made under and in accordance with this Article IX during the applicable period in which such claim may be made hereunder may continue to be prosecuted in accordance with this Agreement after such applicable periods has expired. For avoidance of doubt, actions or claims against a particular Person for claims based on fraud or intentional misrepresentation by such Person may be made at any time and from time to time after the Closing without time limits or other survival period.
SECTION 9.2    Right to Indemnification.
(a)    Subject to the provisions of this Article IX, the Parent and Merger Sub and their Affiliates and each of their respective officers, shareholders, directors, employees, agents and representatives, and, from and after the Effective Time, the Company and its Subsidiaries (collectively the “Parent Indemnitees”) shall be indemnified and held harmless, solely out of the funds held in the General Escrow Account, from and against and in respect of, any and all Damages which are sustained, incurred, paid or suffered by any of the Parent Indemnitees as a result of, in connection with, caused by, relating to or arising from:
(i)    a breach or inaccuracy of any representation or warranty made by the Company in this Agreement or any of the other Transaction Documents or any certificate delivered hereunder or thereunder (provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of any Damages due to such breach or inaccuracy, all “Material Adverse Effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded);

(ii)    a failure to perform any covenant or agreement made by the Company or the Equityholders’ Representatives in this Agreement or any of the other Transaction Documents or any certificate delivered hereunder;
(iii)    any Unpaid Company Transaction Expenses that were not identified by the Company as subject to payment under Section 2.9(a)(iv) or otherwise included in the calculation of Closing Date Net Working Capital;
(iv)    any Debt of the Company or any of its Subsidiaries as of immediately prior to the Closing and not identified by the Company as subject to payment under Section 2.9(a)(v) or otherwise included in the calculation of Closing Date Net Working Capital; and
(v)    any Change in Control Payment not identified by the Company as subject to payment under Section 2.9(a)(vi) or otherwise included in the calculation of Closing Date Net Working Capital;
provided, however, that Section 9.9 and Exhibit E shall be the sole and exclusive recourse for Damages as a result of, in connection with, caused by, relating to or arising from the matters referred to in Exhibit E, and this Section 9.2 will not apply to same.
(b)    Subject to the provisions of this Article IX, from and after the Effective Time, the Equityholders, the Equityholders’ Representative and each of their respective representatives, heirs and Affiliates (the “Equityholder Indemnitees”) shall be entitled to be indemnified by Parent and the Surviving Corporation against, and held harmless from and against, and in respect of, any and all Damages which are sustained, incurred, paid or suffered by any Equityholder Indemnitee as a result of, in connection with, caused by, relating to, or arising from: (i) a breach or inaccuracy of any representation or warranty made by Parent or Merger Sub in this Agreement or any of the other Transaction Documents or any certificate delivered hereunder (provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties and the amount of any Damages due to such breach or inaccuracy, all materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded); or (ii) a failure to perform any covenant or agreement made by the Parent or Merger Sub in this Agreement or any of the other Transaction Documents.
SECTION 9.3    Limitations on Liability.
(a)    From and after the Effective Time, any indemnification payment (other than pursuant to Section 9.9) to be made to any Parent Indemnitee shall be made solely and exclusively from the General Escrow Account until such time, if any, as no further amounts remain in the General Escrow Account, it being acknowledged and agreed that except as set forth in Section 9.3(d), there shall be no other remedy with respect to the matters referred to in Section 9.2(a). No current or former director, officer, employee, agent, consultant, Affiliate or advisor of the Company, in their respective capacities as such, shall have any Liability of any nature to a Parent Indemnitee with respect to any breach of any representation, warranty, covenant or agreement contained in, or any other claims based upon, arising out of, or otherwise in respect of, this Agreement.

(b)    Without limiting the effect of any other limitation contained in this Article IX, the indemnification provided for in Section 9.2(a)(i) and Section 9.2(b)(i) shall not apply except to the extent that the aggregate Damages against which an Indemnitee would otherwise be entitled to be indemnified under Section 9.2(a)(i) or Section 9.2(b)(i) exceeds one-half of one percent (0.5%) of the Purchase Price-Basic (the “Deductible”), in which event the Indemnitee shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply with respect to breach or inaccuracy in the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.14, 3.16 and 3.27. Any amounts payable to a Parent Indemnitee pursuant to Section 9.2 shall be paid solely and exclusively from the General Escrow Account in accordance with the terms of the Escrow Agreement, and no Equityholder or any other Person shall be liable for any deficiency.
(c)    Without limiting the effect of any other limitation contained in this Article IX, the amount of any Damages payable under this Article IX by the Indemnitor shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase), and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax costs or Tax benefit, the Indemnitor shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnify payment hereunder or the incurrence or payment of any indemnified amount. In addition, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnitee or any of its Affiliates in connection with such Damages. The calculation of Damages shall not include losses arising because of a change after Closing in Law or accounting principle. To the extent that a claim for indemnification by a Parent Indemnitee hereunder relates to a Liability incurred by the Company and there is an accrual of a reserve as a separate line item on the Current Balance Sheet in respect of such Liability which resulted in a deduction to the Closing Date Net Working Capital, then the determination of Damages in respect of such claim shall be net of such accrual.
(d)    Nothing in this Section 9.3 shall limit any remedy Parent or any of the Equityholders may have against any Person for actual fraud or intentional misrepresentation by such Person.
SECTION 9.4    Procedure for Claims between Parties.
(a)    Any Person seeking to be indemnified pursuant to Section 9.2 (the “Indemnitee”), other than with respect to a Third-Party Claim, shall, within the applicable survival period provided for in Section 9.1 above, if applicable, give to the Equityholders’ Representative in the case of Section 9.2(a) or to Parent in the case of Section 9.2(b) (such notice recipient, the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based.
(b)    The Indemnitor shall have thirty (30) days following receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to (A) a Parent Indemnitee in immediately available funds solely from the General Escrow Account or (B) an Equityholder Indemnitee in immediately available funds, or (ii) provide such Person with notice that they disagree with the amount or method of determination set forth in the Claim Notice and thereafter comply with the dispute resolution provisions set forth in Section 10.1(f).

SECTION 9.5    Defense of Third-Party Claims.
(a)    Upon receipt by an Indemnitee of notice of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly give notice of such Third-Party Claim to the Indemnitor indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Damages claimed pursuant to such Third-Party Claim, to the extent known; provided, however, that no failure or delay on the part of an Indemnitee in giving such notice shall relieve the Indemnitor from any obligation under this Article IX except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnitor.
(b)    If (i) the Indemnitor, subject to the limitations set forth in this Article IX, has conceded liability to indemnify the Indemnitee with respect to all Damages relating to such Third-Party Claim and (ii) if a Parent Indemnitee is the Indemnitee, a reasonable assessment of the likely maximum amount of such Damages is less than or equal to the amount then remaining in the General Escrow Account and not otherwise subject to a claim for indemnification under this Article IX, then the Indemnitor shall have thirty (30) days after receipt of the Indemnitee’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third-Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnitor in connection with defending such Third-Party Claim shall be payable by such Indemnitor; (ii) the Indemnitee shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim; (iii) the Indemnitee shall be entitled to monitor such defense at its sole expense; (iv) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of its Subsidiaries or other Affiliates and that the Indemnitor reasonably considers necessary or desirable for the defense of such Third-Party Claim; (v) the Indemnitee shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim at the cost and expense of the Indemnitor; (vii) the Indemnitee shall not admit any liability with respect to such Third-Party Claim; and (viii) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). For clarity, in cases where the Indemnitor is the Equityholders’ Representative, amounts required to be paid by the Indemnitor under this Article IX (excluding Section 9.9) are intended to refer solely to payment out of the General Escrow Account.
(c)    If (i) the Indemnitor has not conceded liability to indemnify the Indemnitee with respect to all Damages relating to such Third-Party Claim, (ii) if a Parent Indemnitee is the Indemnitee with respect to a matter not covered by Section 9.9, and a reasonable assessment of the likely maximum amount of such Damages is greater than the amount then remaining in the General Escrow Account, or (iii) if the Indemnitor elects not to defend such Third-Party Claim, then (x) the Indemnitee shall diligently defend such Third-Party Claim and (y) the Indemnitee shall, subject to the limitations set forth in this Article IX, be entitled to indemnification under this Article IX in respect of such Third-Party Claim, and the Indemnitor shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnitee.

SECTION 9.6    Subrogation. To the extent that an Indemnitee is entitled to indemnification pursuant to this Article IX, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and its Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the right of subrogation of the Indemnitor under this Section 9.6.
SECTION 9.7    Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the purchase price paid in the Merger unless otherwise required by Law.
SECTION 9.8    Independent Significance. The parties intend that each representation, warranty, covenant and agreement contained in this Agreement has independent significance. If any party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.
SECTION 9.9    Right to Indemnification With Respect to Certain Matters. Exhibit E attached hereto provides for certain indemnification rights related to certain matters referred to therein.
ARTICLE X.
GENERAL PROVISIONS
SECTION 10.1    Equityholders’ Representative.
(a)    Appointment. As used in this Agreement, the term “Equityholders’ Representative” shall mean Kristopher Wood, or any Person appointed as a successor Equityholders’ Representative pursuant to Section 10.1(b) hereof. Kristopher Wood hereby accepts his appointment as the initial Equityholders’ Representative. Effective upon Closing, without any further action by any other Person, the Equityholders’ Representative shall be appointed and constituted in respect of each Equityholder, as his, her or its agent, to act in his, her or its name, place and stead, as such Equityholder’s attorney-in-fact, as more fully set forth in Section 10.1(c).
(b)    Election and Replacement. From and after the Closing until the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Article IX hereof), Equityholders who were entitled to receive in excess of seventy-five percent (75)% of the Purchase Price-To Owners at Closing payable to the former holders of Company Capital Stock (the “Supermajority”), may, from time to time upon written notice to the Equityholders’ Representative and Parent, remove any Equityholders’ Representative (including any appointed by Parent as provided below) or appoint a new Equityholders’ Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Equityholders’ Representative. If the Supermajority is required to but has not appointed a successor Equityholders’ Representative to fill any vacancy within ten (10) Business Days from written notice from Parent to all former holders of Company Capital Stock and a request by Parent to appoint a successor Equityholders’ Representative, Parent shall have the right to appoint an Equityholders’ Representative to fill any such vacancy from the directors of the Company prior to the Closing, and shall use commercially reasonable efforts to advise all Equityholders of such appointment by written notice; provided, however, that a Supermajority shall thereafter retain the right to remove the Equityholders’ Representative or appoint a new Equityholders’ Representative pursuant to this Section 10.1(b). A copy of any appointment by the Supermajority of any successor Equityholders’ Representative shall be provided to Parent promptly after it shall have been effected. Each successor Equityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Equityholders’ Representative, and the term “Equityholders’ Representative” as used herein shall be deemed to include any successor Equityholders’ Representative.

(c)    Authority. The Equityholders’ Representative shall be authorized, on behalf of the Equityholders (and no other Person or Equityholder shall be authorized), (i) to resolve any disputes related to the payment of any Future Payment Amount, including the authorization to commence litigation in accordance with the terms of this Agreement and to comply with Governmental Orders and awards of any arbitrators related thereto, (ii) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders any claims for indemnification by Parent under Article IX hereof, including the authorization to comply with Governmental Orders with respect to any such claim for indemnification, (ii) to prepare the Net Working Capital Statement and the Net Working Capital Adjustment Statement, review any Working Capital Dispute Notice and discuss, negotiate, resolve and fully and finally settle on behalf of Equityholders any disputes with respect to the Closing Date Net Working Capital pursuant to Section 2.8 hereof, (iv) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Equityholders’ Representative determines in his or her discretion to be necessary, appropriate or desirable, and, in connection therewith (provided, however if any individual Equityholder is named in such litigation, such Equityholder shall have the right to tender defense), (v) to hire or retain, at the sole expense of the Equityholders, such counsel, investment bankers, accountants, representatives and other professional and technical advisors (including former employees of the Company) as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder, (vi) to act as disbursement agent for any payments to the Company Indemnified Parties pursuant to Section 6.8, (vii) to disburse all amounts paid by the Parent or the Surviving Corporation to the Equityholders’ Representative for subsequent distribution to the Equityholders, (viii) to retain a paying agent to assist with the distribution of amounts to the Equityholders, and (ix) to receive all documents, certificates and notices and make all determinations on behalf of the Equityholders required under this Agreement. A decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision of the Equityholders, and shall be final, binding and conclusive upon the Equityholders and may be conclusively relied upon by Parent. Any party receiving an Instrument from the Equityholders’ Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Equityholders’ Representative shall keep the Equityholders reasonably updated with the information such Equityholders’ Representative receives on any material action taken on behalf of the Equityholders by the Equityholders’ Representative pursuant to the authority delegated to the Equityholders’ Representative under this Section 10.1.
(d)    No Liability of Equityholders’ Representative or Parent. The Equityholders’ Representative shall determine the amounts to be paid to each Equityholder, TBP Participant and SBP Participant as set forth on any Future Payment Allocation Schedule in accordance with the Company Certificate of Incorporation as amended (determined as if the General Escrow Amount and the Certain Matters Escrow Amount were paid out in full as of the Closing) and in effect immediately prior to the Closing as if the transactions contemplated hereby constitute a Deemed Liquidation Event (as defined in the Company Certificate of Incorporation as amended and in effect as of immediately prior to the Closing), applicable Law and this Agreement. Notwithstanding the foregoing, neither the Equityholders’ Representative (nor any of the directors, officers, agents or employees of Equityholders’ Representative, if applicable) shall be liable to any Equityholder or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken, or any calculation made or performed under this Agreement, except in the case of the Equityholders’ Representative’s fraud, gross negligence or willful misconduct. The Equityholders’ Representative may consult with legal counsel, independent public accountants and other professional and technical advisors (including former employees of the Company) selected by the Equityholders’ Representative and shall not be liable to any Equityholder for any action taken or omitted to be taken or any calculation made or performed under this Agreement in good faith in accordance with the advice of such counsel, accountants or advisors. As to any matters not expressly provided for in this Agreement, the Equityholders’ Representative shall not be required to exercise any discretion or take any action.

(e)    Indemnity; Costs and Expenses. Each Equityholder shall, severally and not jointly, in proportion to the portion of the Purchase Price-To Owners at Closing to which such Equityholder is entitled, indemnify and defend the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, damage, cost, Liability or expense incurred without fraud, gross negligence or willful misconduct by the Equityholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Equityholders’ Representative’s duties under this Agreement. Any Liabilities, losses, penalties, fines, claims, damages, out-of-pocket costs or expenses (including costs of defending claims prior to the final adjudication or settlement of such claims) incurred by or reasonably expected to be incurred by the Equityholders’ Representative in connection with the acceptance, performance and administration of his or her duties as the Equityholders’ Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Equityholders’ Representative’s fraud, gross negligence or willful misconduct) shall be paid as follows: (i) by recourse to any Future Payment Amounts distributable to Equityholders, TBP Participants and SBP Participants; and (ii) if such amounts are insufficient to pay such Equityholders’ Representative’s costs, then by recourse directly to the Equityholders (in proportion to the portion of the Purchase Price-To Owners at Closing to which such Equityholder (or its predecessor) was entitled.
(f)    Dispute Resolution.
(1)    In the event that an Indemnitor disagrees with the amount or method of determination set forth in a Claim Notice for indemnification under Article IX, then the Indemnitor shall provide written notice (as set forth in Section 9.4(b)) to the Equityholders’ Representative or Parent, as the case may be (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis and justification thereof. Parent and the Equityholders’ Representative shall thereafter attempt to resolve the dispute as set forth in this Section 10.1(f). Parent and the Surviving Corporation shall provide the Equityholders’ Representative with reasonable and timely access to information, and the reasonable assistance of the officers, employees and consultants of Parent and the Surviving Corporation, with respect to the subject matter of the dispute.
(2)    The Equityholders’ Representative and Parent shall attempt to resolve any dispute described in Section 10.1(f)(1) above promptly by negotiation in good faith between the Equityholders’ Representative and an executive officer of Parent who has authority to settle the dispute. Within seven (7) days following delivery of the Dispute Notice, the party receiving the Dispute Notice shall submit to the other a written response thereto.
(3)    Within fourteen (14) days following delivery of the notice delivered pursuant to Section 10.1(f)(2), the Equityholders’ Representative and the designated executive officer of Parent shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 10.1(f) (and any of the parties’ submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.

(4)    In the event that the Equityholders’ Representative and Parent are unable to resolve any indemnification dispute in accordance with provisions (1), (2) and (3) of this Section 10.1(f) within three (3) months after delivery of any Dispute Notice, Parent and the Equityholders’ Representative shall submit such dispute for final adjudication to the applicable court sitting in the City and County of San Francisco of the State of California in accordance with Section 10.13.
SECTION 10.2    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.
SECTION 10.3    Costs and Attorneys’ Fees. Subject to the limitations set forth herein, including Article IX, in the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.
SECTION 10.4    Exclusive Remedy. Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations or ownership of the Company, its business or properties on or prior to the Closing Date must be brought by either party in accordance with the provisions and applicable limitations of Article IX, which in the absence of fraud shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns for any such claim or cause of action; provided, however, to the extent provided by Law, the parties may seek injunctive relief as appropriate and enforce any decision or determination of the Neutral Arbitrator.
SECTION 10.5    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission or electronic mail, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.5, when transmitted and receipt is confirmed, and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
(a)    if to the Company (prior to the Closing), to:
Premier Nutrition Corporation
5905 Christie Avenue
Emeryville, CA 94608

Facsimile: 415-948-2496
Attention: David Ritterbush, CEO
Email: david.ritterbush@premiernutrition.com

with a copy (which shall not constitute notice) to:
Arnold & Porter LLP
Three Embarcadero Center, 10th Floor
San Francisco, CA 94111
Facsimile: (415) 471-3400
Attention: Ronald Star
Email: ronald.star@aporter.com
(b)    if to Parent or Merger Sub or, if after the Closing, to the Company, to:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144-2503
Facsimile: 314.346.3367
Attention: General Counsel
Email: Diedre.Gray@PostFoods.com
with a copy (which shall not constitute notice) to:
Lewis, Rice & Fingersh, L.C.
600 Washington Avenue, Suite 2500
St. Louis, MO 63101
Facsimile: 314-651-7671
Attention: Tom W. Zook
Email: tzook@lewisrice.com
(c)    if to the Equityholders’ Representative, to:
Kristopher Wood
2 North Riverside Plaza, Ste 1240
Chicago, Illinois 60606
Facsimile:
Email: kwood@lurieinvestments.com
with a copy (which shall not constitute notice) to:
Arnold & Porter LLP
Three Embarcadero Center, 10th Floor
San Francisco, CA 94111
Facsimile: (415) 471-3400
Attention: Ronald Star
Email: ronald.star@aporter.com

SECTION 10.6    Public Announcements. (a) Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.
(b)    Notwithstanding anything herein to the contrary, the parties (and each Affiliate and Person acting on behalf of a party), agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Code Section 6011 of the Code) of the transactions contemplated hereby; provided that such disclosure may not be made prior to the earlier of the date of (A) public announcement of discussions relating to the transaction contemplated hereby, or (B) public announcement of the execution of this Agreement. This authorization is not intended to permit disclosure of any other information including (A) any portion of the materials to the extent not related to the transaction’s tax treatment or tax structure; (B) the identities of participants or potential participants; (C) the existence or status of any negotiations; (D) any pricing or financial information (except to the extent such pricing information is related to the transaction’s tax treatment or tax structure); or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.
SECTION 10.7    Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified; (v) the word “or” shall have the meaning “and/or”; and (vi) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements. Any reference to documents being “made available” means that Company has posted such documents in the data room at www.rrdvenue for project Greengo.
SECTION 10.8    Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 10.9    Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement. The Confidentiality Agreement shall terminate at the Effective Time.
SECTION 10.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.
SECTION 10.11    No Third-Party Beneficiaries. Except for Article II and Section 6.8, this Agreement is for the sole benefit of the parties to this Agreement and the Equityholders, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 10.12    Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.12.
SECTION 10.13    Governing Law; Consent to Jurisdiction. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting within the City and County of San Francisco of the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 10.14    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CLAIM OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
SECTION 10.15    Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.
SECTION 10.16    Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.16 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 10.17    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
SECTION 10.18    Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Equityholders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

POST HOLDINGS, INC.,
a Missouri corporation
/s/ Robert V. Vitale
Name:
Title:

POST ACQUISITION SUB II, INC.,
a Delaware corporation

/s/ Robert V. Vitale
Name:
Title:

PREMIER NUTRITION CORPORATION
a Delaware corporation

/s/ David Ritterbush
Name:    David Ritterbush
Title:    CEO

KRISTOPHER WOOD
(solely for the purpose of accepting appointment
as the Equityholders’ Representative
pursuant to Section 10.1),

/s/ Kristopher Wood
Name:    Kristopher Wood
Title: